Form 10-K, Exhibit 13
period 1995-04-01
CAGLES INC
filed 1995-06-14
CIK 16104

CAGLE'S, INC. & SUBSIDARY
                            1995 ANNUAL REPORT

Contents

Chairman's Letter ....................................... 1
Management's Discussion ............................. 2 & 3
Five-Year Selected Financial Data ....................... 4
50th Anniversary Supplement ........................ Insert
Management's Responsibility and Auditor's Opinion ....... 5
Consolidated Balance Sheets ............................. 6
Consolidated Statements of Income ....................... 7
Consolidated Statements of Stockholders' Equity ......... 8
Consolidated Statements of Cash Flows ................... 9
Notes ............................................... 10-14
Corporate Data ...................................... 15-16

CAGLE'S, INC. & SUBSIDIARY
Chief Executive Officer's Letter
To Our Stockholders:

   We're 50 years young and just beginning. It gives me great pleasure to report record earnings and revenues on our 50th Anniversary.
   Fiscal 1995 has been an eventful year for your Company as we progressed to new records.
   We announced an ambitious expansion into Kentucky in May 1994 and have spent a tremendous amount of time and effort toward that end. It now appears that construction will be getting underway this fall.
   During the Summer of 1994 we were faced with the effects of the catastrophic flooding in Middle and South Georgia that closed one plant for 2-1/2 weeks -- for lack of water, no less. The city's water treatment facilities were completely submerged. It is the ability to take temporary setbacks such as this that has enabled the Company to achieve what few companies ever do, and that is a 50 year anniversary.
   As we pause for a moment to reflect on the past 50 years, we have much to be grateful for, among them the dream of my father who started the business in 1945 and never waivered from his goal of building a successful company. He was able to instill that dedication into his employees over the years and the Company continues to enjoy the benefits of loyal, dedicated employees who have been a key part of the success of Cagle's. Add to this list the support of stockholders and an outstanding group of contract growers and you begin to realize what has enabled the Company to reach this milestone.
   But, I reiterate, we are just beginning. With the Kentucky expansion getting underway and the opportunities for growth that it entails and the challenges of growth in our joint venture companies, we are starting our second 50 years with as much excitement and enthusiasm as my father enjoyed at the start.
   As we celebrate the accomplishments of the past 50 years and the record performance of the most recent year, I would be remiss if I failed to discuss the reality of the immediate future in which we expect to see margins squeezed by market prices which are showing the effects of abundant meat protein supplies. 1995 will be the second consecutive year of growth in domestic meat availability across all major categories.
   We have continued to execute our plans to increase stockholder value during the past years by stock repurchase, a stock split and increasing dividends -- all of which have paid-off for stockholders.
   Your support over these many years is sincerely appreciated.


Sincerely,

J. Douglas Cagle
Chairman and C.E.O

Management's Discussion and Analysis of Financial Condition and Results of Operations

General

  The Company again posted record sales and earnings with substantial increases over the record amounts reported in 1994. This was possible despite lower trending market prices in the later half of the year and the difficulties caused by flooding in our Mid-Georgia operational area during the summer of 1994. Improved performances from our further processing operations and unconsolidated affiliates were factors in the overall results.

1995 Compared to 1994

  Sales increased by 11.9% in fiscal 1995 as compared to fiscal 1994. This continued upward trend is primarily the result of increasing sales of added value processed products. Processed pounds of poultry through the Company's slaughter plants also increased by 5.8% and reflects heavier slaughter weight of the birds.
  Although the Georgia Dock price for broilers was 4.6% lower in 1995 than 1994, gross margins improved by 1.2%, from 8.5% in fiscal 1994 to 9.7% in fiscal 1995, due to lower feed costs and changing sales mix towards higher margin items.
  Selling and delivery expenses increased by 22.7% over fiscal 1994 levels, continuing the trend from 1994 and 1993. The increase resulted from higher commission and storage expense associated with expanded sales.
  General and administrative expenses were 5% higher for fiscal 1995 as ompared to fiscal 1994 and essentially reflect increases in personnel related expenses.
  Although total debt has increased since fiscal 1994, interest expense declined by 20% in 1995 compared to 1994 as interest of $169,000 was capitalized in connection with the construction of a new feed mill in Forsyth, Georgia.
  The provision for income taxes is computed at statutory rates adjusted for various tax credits available to the Company resulting in a net effective rate of 33%.


1994 Compared to 1993

  Compared to 1993, sales increased by 13.8%, after adjusting 1993 to a 52-week year basis. Considering that the Camilla, Georgia, complex was consolidated in 1993 and was not in 1994, due to contributions to the joint venture company, the increase is approximately 24.0%. The increase in sales is due primarily to increased sales of higher-price items from further processing. These products are produced from outside purchases of chicken parts, deboned breast fillet, etc. In addition, the market price for broilers averaged 6.7% above 1993 levels to account for a portion of the increase.
  The gross margin percentage increased by .6%, from 7.9% to 8.5%, although costs were higher throughout the year. The increased gross margin resulted from higher selling prices due to a change in sales mix toward higher-margin items.

  Selling and delivery expenses increased by 22.4% over 1993, continuing the trend from 1993 and 1992. The increase resulted from selling more value-added products in 1994 requiring higher commission expense and advertising and promotional expenses not normally incurred with commodity sales. Storage expenses also increased as the Company attempted to maintain sufficient inventories to meet customer requirements.
  General and administrative expenses were 6.7% lower in 1994 as compared to 1993. This decline is due partly to the elimination of the expenses associated with the Camilla joint-venture, which is not consolidated in 1994.
  Interest expense declined by 9.1% as a result of decreased borrowing levels. The provision for income taxes is computed at statutory rates adjusted for the effect of various credits earned by the Company.


Financial Condition and Liquidity

  With a strong earnings and cash position, the Company was able to continue its stock repurchase program established in fiscal year 1989 and fund its capital requirements for the year, including the acquisition of a minority interest in a poultry by-products company. A $5 million tax-free revenue bond was used to help finance construction of the new feed mill in Forsyth, Georgia, which began production in April, 1995.
  On March 31, 1995, the Company replaced its existing $12 million revolving credit facility with a $20 million unsecured credit facility available for general operations. Except for $250,000 reserved for a stand-by letter of credit to secure the Company's self-insured workers' compensation plan the entire facility was available as of year-end.
  During the first quarter of fiscal 1995 the Company announced its plans to build a broiler complex in Kentucky. It is estimated that this facility will be completed in late 1997 or early 1998. It is expected that this project will require a total investment of approximately $50 million, including working capital. The project is expected to be partially funded by federal and state incentives available for creation of new jobs in the area. We believe that sufficient funds will be available to fund this project and we are currently exploring available sources.
  The earnings outlook for the industry and the Company for the next year is uncertain at best. An over abundance of meat protein and unpredictable export markets currently temper our expectations for the foreseeable future. Grain prices which have been lower for the past year continue to be very sensitive to weather and global demand. This volatility can have a significant impact on the Company's earnings. Until the 1995 crop is harvested, the grain markets will fluctuate with each major change in weather in the grain belt or major export commitment.

Five-Year Selected Financial Data

                              52 Weeks  52 Weeks  53 Weeks  52 Weeks  52 Weeks
                               Ended     Ended     Ended     Ended     Ended
                              April 1,  April 2,  April 3,  March 28, March 30,
                               1995      1994      1993      1992      1991
OPERATING RESULTS:
  Net sales.....              $349,770  $312,696  $280,105  $208,775  $192,703
  Operating expenses..         331,140   299,425   270,486   204,195   188,535
  Operating income.....         18,630    13,271     9,619     4,580     4,168
  Interest expense.....         (1,072)   (1,336)   (1,469)   (1,507)   (1,405)
  Other income, net.....         3,085     1,516       198        63       162
  Income before income taxes
    and accounting change.....  20,643    13,451     8,348     3,136     2,925
  Provision for income taxes.... 6,881     4,799     3,142     1,194     1,112
  Income before accounting
     change........            $13,762    $8,652    $5,206    $1,942    $1,813

FINANCIAL POSITION:
  Working capital.....         $17,592   $19,741   $19,068   $13,548   $13,912
  Total assets.....             88,771    69,220    65,006    59,537    50,870
  Long-term debt.....           15,233    11,819    17,591    16,531    13,581
  Stockholders' equity.....     44,371    34,268    26,728    21,392    20,165

PERFORMANCE PER COMMON SHARE:*
  Income before accounting
     change..................    $2.67     $1.66     $0.99     $0.36     $0.32
  Net income.................    $2.67     $1.66     $1.08     $0.36     $0.32
  Dividends..................    $0.105    $0.085    $0.06     $  --     $  --
  Book value at the end of
     the year ...............    $8.81     $6.58     $5.07     $4.05     $3.58

Average number of common shares
    outstanding*.............    5,152     5,224     5,272     5,368     5,552

* Restated to reflect the 25% stock dividend issued to stockholders of record on January 3, 1994 and the two-for-one stock split issued to stockholders of record on January 3, 1995.
- ------------------------------------------------------------------------------
Dividend Policy
  The Board of Directors considers dividends in light of operating results, current earnings trends, and prevailing economic conditions.
  The Company's arrangement with one of its lenders contains certain restrictions on dividends.

Stockholders
   As of April 1, 1995, there were 351 stockholders of record of the Company's Class A common stock.

Market Price of Common Stock
  The Company's common stock is listed and principally traded on the American Stock Exchange, Ticker Symbol CGL. Quarterly dividend data and market highs and lows for the past two years as adjusted for the 25% stock dividend issued to stockholders of record on January 3, 1994 and the two-for-one stock split issued to stockholders of record on January 3, 1995 were:

                          1995                              1994
               ----------------------------     -----------------------------
               Dividend     High      Low       Dividend     High      Low
               --------   ---------  -------    --------   ---------  -------
    Quarter:
     First      $0.025    $12-15/16  $10-7/8     $0.020    $11-13/16  $ 9-1/4
     Second      0.025     15-1/2     10-3/4      0.020     10-11/16    8-5/16
     Third       0.025     22-5/8     14-1/8      0.020     11-7/8     10-5/16
     Fourth      0.030     24-5/8     17-7/8      0.025     11-5/8     11

Management's Responsibility for Financial Statements
- ------------------------------------------------------------------------------
  The management of Cagle's, Inc. and its subsidiary has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. In the preparation of the financial statements, it is necessary to make informed estimates and judgments based on currently available information as to the effect of certain events and transactions. Management also prepared the other information in the Annual Report and is responsible for its accuracy and consistency with the financial statements.
  Cagle's, Inc. and its subsidiary maintain accounting and other controls which management believes provide reasonable assurance that financial records are reliable, assets are safeguarded, and transactions are properly recorded in accordance with management's authorization. However, limitations exist in any system of internal control based upon the recognition that the cost of that system should not exceed the benefits derived.
  Cagle's, Inc.'s independent auditors, Arthur Andersen LLP, are engaged to audit the financial statements of Cagle's, Inc. and subsidiary and to express an opinion thereon. Their audit is conducted in accordance with generally accepted auditing standards to enable them to report whether the financial statements present fairly, in all material respects, the financial position and the results of operations and cash flows of Cagle's, Inc. and subsidiary in conformity with generally accepted accounting principles.

/s/ J. Douglas Cagle
J. Douglas Cagle
Chairman and Chief Executive Officer

/s/ Kenneth R. Barkley
Kenneth R. Barkley
Senior Vice President Finance,
Treasurer and Chief Financial Officer
May 5, 1995
- -------------------------------------------------------------------------------
Report of Independent Public Accountants
To the Board of Directors and
Stockholders of Cagle's, Inc.:
  We have audited the consolidated balance sheets of CAGLE'S, INC. (a Georgia corporation) AND SUBSIDIARY as of April 1, 1995 and April 2, 1994 and the
related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended April 1, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cagle's, Inc. and subsidiary as of April 1, 1995 and April 2, 1994 and the results of their operations and their cash flows for each of the three years in the period ended April 1, 1995 in conformity with generally accepted accounting principles.
  As explained in Note 3 to the financial statements, effective March 29, 1992, the Company changed its method of accounting for income taxes.

/s/ Arthur Anderson LLP
Atlanta, Georgia
May 5, 1995

Consolidated Balance Sheets
- -----------------------------------------------------------------------------
April 1, 1995 and April 2, 1994

(In Thousands, Except Par Values)                        1995       1994
                                                      ---------   ---------
ASSETS
CURRENT ASSETS:
   Cash...................................            $     462   $     875
   Trade accounts receivable, less
      allowance for doubtful accounts
      of $141 and $729 in 1995 and
      1994, respectively..................               15,013      13,392
   Inventories............................               25,282      22,779
   Other current assets...................                1,538       1,146
                                                      ---------   ---------
         Total current assets.............               42,295      38,192
                                                      ---------   ---------
INVESTMENTS IN AND RECEIVABLE
FROM UNCONSOLIDATED AFFILIATES............               11,697       7,286
                                                      ---------   ---------
OTHER ASSETS..............................                  550         341
                                                      ---------   ---------
PROPERTY, PLANT, AND EQUIPMENT, at cost:
   Land...................................                1,280         915
   Buildings and improvements.............               26,549      23,635
   Machinery, furniture, and equipment....               24,226      22,203
   Vehicles...............................                3,254       2,807
   Construction in progress...............               11,588       3,038
                                                      ---------   ---------
                                                         66,897      52,598
   Less accumulated depreciation..........              (32,668)    (29,197)
                                                      ---------   ---------
                                                         34,229      23,401
                                                      ---------   ---------
                                                      $  88,771   $  69,220
                                                      =========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Current maturities of long-term debt
     and capital lease obligations.........           $   1,572   $   1,239
   Accounts payable........................              13,550       9,572
   Accrued expenses........................               7,900       6,455
   Income taxes payable....................                 967         848
   Deferred income tax liabilities.........                 714         337
                                                      ---------   ---------
         Total current liabilities.........              24,703      18,451
                                                      ---------   ---------
LONG-TERM DEBT AND CAPITAL
  LEASE OBLIGATIONS........................              15,233      11,819
                                                      ---------   ---------
DEFERRED INCOME TAX LIABILITIES............               4,464       4,682
                                                      ---------   ---------
COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY:
   Preferred stock, $1 par value;
    1,000 shares authorized, none issued...                 -0-         -0-
   Common stock, $1 par value;
    9,000 shares authorized, 5,034
    and 2,602 shares outstanding
    in 1995 and 1994, respectively.........               5,034       2,602
   Additional paid-in capital..............               8,366      13,919
   Retained earnings.......................              30,971      17,747
                                                      ---------   ---------
                                                         44,371     34,268
                                                      ---------   ---------
                                                        $88,771    $69,220

The accompanying notes are an integral part of these consolidated balance sheets.

Consolidated Statements of Income
For the Years Ended April 1, 1995, April 2, 1994, and April 3, 1993

(In Thousands, Except Per Share Data)             1995      1994      1993
                                                --------  --------  --------
NET SALES..................................     $349,770  $312,696  $280,105
                                                --------  --------  --------
COSTS AND EXPENSES:
   Cost of sales............................     315,882   286,131   258,086
   Selling and delivery.....................       8,918     7,269     5,941
   General and administrative...............       6,340     6,025     6,459
                                                --------  --------  --------
                                                 331,140   299,425   270,486
                                                --------  --------  --------
OPERATING INCOME............................      18,630    13,271     9,619

OTHER INCOME (EXPENSE):
   Interest.................................      (1,072)   (1,336)   (1,469)
   Other income, net........................       3,085     1,516       198
                                                --------  --------  --------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
   PRIOR YEARS' EFFECT OF CHANGE IN
   ACCOUNTING PRINCIPLE.....................      20,643     13,451    8,348
PROVISION FOR INCOME TAXES..................       6,881     4,799     3,142
                                                --------  --------  --------
INCOME BEFORE CUMULATIVE PRIOR YEARS'
   EFFECT OF CHANGE IN ACCOUNTING
   PRINCIPLE................................      13,762     8,652     5,206
CUMULATIVE PRIOR YEARS' EFFECT
   OF CHANGE IN ACCOUNTING FOR
   INCOME TAXES (Note 3)....................          --        --       490
                                                --------  --------  --------
NET INCOME..................................     $13,762    $8,652    $5,696
                                                ========  ========  ========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
   OUTSTANDING..............................       5,152     5,224     5,272
                                                ========  ========  ========
PER COMMON SHARE:
   Income before cumulative prior years' effect
      of change in accounting principle.....       $2.67     $1.66     $0.99
   Cumulative prior years' effect of change
      in accounting for income taxes........          --        --      0.09
                                                --------  --------  --------
  Net income................................       $2.67     $1.66     $1.08
                                                ========  ========  ========

The accompanying notes are an integral part of these consolidated statements.

Consolidated Statements of Stockholders' Equity
For the Years Ended April 1, 1995, April 2, 1994, and April 3, 1993

(In Thousands, Except Per Share Data)
                                       Common Stock     Additional
                                     -----------------    Paid-In    Retained
                                     Shares     Amount    Capital    Earnings
                                     ------   --------    -------    --------
BALANCE, March 28, 1992.............  2,114   $  2,114    $   410   $  18,868

  Repurchase of common stock........     (5)        (5)       (35)         --
  Net income........................     --         --         --       5,696
  Cash dividends paid ($.06
    per share)......................     --         --         --        (320)
                                     ------   --------    -------    --------
BALANCE, April 3, 1993..............  2,109      2,109        375      24,244


  Repurchase of common stock........    (28)       (28)      (636)         --
  Net income........................     --         --         --       8,652
  Stock dividend of 25%.............    521        521     14,180     (14,701)
  Cash dividends paid
       ($.085 per share)............     --         --         --        (448)
                                     ------   --------    -------    --------
BALANCE, April 2, 1994..............  2,602      2,602     13,919      17,747


  Repurchase of common stock........   (103)      (103)    (3,018)         --
  Net income........................     --         --         --      13,762
  Two-for-one stock split...........  2,535      2,535     (2,535)         --
  Cash dividends paid
       ($.105 per share)............     --         --         --        (538)
                                     ------   --------    -------    --------
BALANCE, April 1, 1995......          5,034     $5,034     $8,366     $30,971
                                     ======   ========    =======    ========

The accompanying notes are an integral part of these consolidated statements.

Consolidated Statements of Cash Flows
For the Years Ended April 1, 1995, April 2, 1994, and April 3, 1993

(In Thousands)                                    1995      1994      1993
                                                -------   -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................     $13,762   $ 8,652   $ 5,696
  Adjustments to reconcile net income
    to net cash provided by
    operating activities:
    Depreciation and amortization..........       4,495     4,899     4,882
    (Gain) loss on disposal of property,
     plant, and equipment..................         (18)      668        28
    Income from unconsolidated
      affiliates, net......................      (1,411)     (752)       --
   Cumulative effect of change in
   accounting principle....................          --        --      (490)
    Changes in assets and liabilities:
      Accounts receivable, net.............      (1,621)   (1,630)   (1,039)
      Inventories..........................      (2,503)   (2,487)   (4,375)
      Other current assets.................        (392)      551     1,213
      Accounts payable.....................       3,978       967    (1,536)
      Accrued expenses.....................       1,445       663       450
      Income taxes payable.................         119        45       803
      Deferred income tax liabilities......         159       743       458
                                                -------   -------   -------
        Total adjustments..................       4,251     3,667       394
                                                -------   -------   -------
        Net cash provided by operating
         activities........................      18,013    12,319     6,090
                                                -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant,
   and equipment...........................     (15,362)   (6,412)   (7,068)
  Additions to investments in
   unconsolidated affiliates...............      (3,000)       --        --
  (Increase) decrease in other assets......        (258)       17       (46)
  Proceeds from sale of property,
   plant, and equipment....................         106        79       189
                                                -------   -------   -------
        Net cash used by investing
           activities......................     (18,514)   (6,316)   (6,925)
                                                -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of long-term debt and capital
    lease obligations......................      (1,253)   (5,744)  (12,552)
  Repurchase of common stock...............      (3,121)     (664)      (40)
  Proceeds from issuance of
   long-term debt..........................       5,000        --    15,000
  Cash dividends paid......................        (538)     (448)     (320)
                                                -------   -------   -------
        Net cash provided (used) by
          financing activities.............          88    (6,856)    2,088
                                                -------   -------   -------
NET (DECREASE) INCREASE IN CASH............        (413)     (853)    1,253
CASH AT BEGINNING OF YEAR..................         875     1,728       475
                                                -------   -------   -------
CASH AT END OF YEAR........................     $   462   $   875   $ 1,728
                                                =======   =======   =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid............................     $ 1,241   $ 1,343   $ 1,631
                                                =======   =======   =======
  Income taxes paid........................     $ 6,603   $ 4,011   $ 1,881
                                                =======   =======   =======
NONCASH INVESTING ACTIVITIES:
  Net assets contributed to an
    unconsolidated affiliate...............          --        --   $ 8,454
                                                =======   =======   =======

The accompanying notes are an integral part of these consolidated statements.

Notes to Consolidated Financial Statements
- ------------------------------------------------------------------------------
April 1, 1995, April 2, 1994, and April 3, 1993

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
  ---------------------------------------------------------
Principles of Consolidation
   The consolidated financial statements include the accounts of Cagle's, Inc. and its wholly owned subsidiary (the "Company"). All significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated affiliates are accounted for under the equity method (Note 6).

Inventories
   Live field inventories of broilers are stated at the lower of cost or market, and breeders are stated at cost, less accumulated amortization. Breeder costs are accumulated up to the production stage and amortized into broiler costs over the estimated production lives based on monthly egg production. Finished products; feed, eggs, and medication; and supplies are stated at the lower of cost (first-in, first-out method) or market.



   Inventories at April 1, 1995 and April 2, 1994 consist of the following
     (in thousands):
                                                     1995         1994
                                                   --------     --------
           Finished products................       $  7,813     $  5,301
           Field inventory and breeders.....         13,742       14,049
           Feed, eggs, and medication.......          2,243        2,223
           Supplies.........................          1,484        1,206
                                                   --------     --------
                                                   $ 25,282     $ 22,779
                                                   ========     ========


Property, Plant, and Equipment
   Property, plant, and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the following lives:
              Buildings and improvements..............     3-30 years
              Machinery, furniture, and equipment.....     3-17 years
              Vehicles................................      3-8 years

   Maintenance and repairs are charged to expense as incurred. Major additions and improvements of existing facilities are capitalized. For retirements or sales of property, the Company removes the original cost and the related accumulated depreciation from the accounts and the resulting gain or loss is reflected in other income.

Insurance
   The Company is self-funded under a minimum premium arrangement for the majority of employee claims under its group health plan. Since May 1992, the union employees of the Company have been covered for health insurance under a union health plan. The Company is self-insured for the majority of its workers' compensation risks. The Company's insurance programs are administered by professional risk management specialists. Insurance coverage is obtained for catastrophic workers' compensation and group health exposures, as well as those risks required to be insured by certain state laws. Provisions for claims under the insurance programs are based on estimates of the aggregate outstanding liability for claims incurred provided by the plan administrators. The Company's accrual for group health and workers' compensation liabilities of $2,282,000 and $1,761,000 as of April 1, 1995 and April 2, 1994, respectively, are included in accrued expenses in the accompanying balance sheets.

Earnings Per Share
   All 1994 and 1993 earnings and cash dividends per share information have been restated to reflect the two-for-one stock split issued to stockholders of record on January 3, 1995. All 1993 earnings and cash dividends per share information have been restated to reflect the 25% stock dividend issued to stockholders of record on January 3, 1994.

Fiscal Year
   The Company's fiscal year closing date is the Saturday nearest March 31. The fiscal year includes operations for a 52-week period in 1995 and 1994 and a 53-week period in 1993.

2 LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS
  ---------------------------------------------------------
   Long-term debt and capital lease obligations at April 1, 1995 and April 2, 1994 consist of the following (in thousands):
                                                          1995         1994
                                                        --------     --------
     Term note payable to an insurance company,
       maturing on July 1, 2002; secured by
       certain property, plant, and equipment........   $ 10,800     $ 12,000
     Industrial development revenue bonds payable
        to a financial institution, variable
        interest rate (4.35% at April 1, 1995),
        principal payable in full by June 1, 2009,
        secured by certain property, plant,
        and equipment................................      5,000           --
     Capital lease obligations.......................        714          752
     Other notes payable at varying interest rates
        and maturities...............................        291          306
                                                        --------     --------
                                                          16,805       13,058
     Less current maturities.........................     (1,572)      (1,239)
                                                        --------     --------
                                                         $15,233      $11,819
                                                        ========     ========
   The Company has a revolving bank credit agreement maturing March 31, 1998 that provides for unsecured borrowings up to $20,000,000. Under this agreement, $5,000,000 of the $20,000,000 may be used for letters of credit. As of April 1, 1995, a $250,000 letter of credit associated with the Company's insurance program (Note 1) was outstanding, and $19,750,000 was available under the line of credit.
   The term note bears interest at a fixed rate of 8.6% through July 1, 1997 at which time the rate is subject to adjustment. Principal payments plus interest commenced July 1, 1993 and continue until the note matures on July 1, 2002. The Company has the option to prepay the note within 90 days after July 1, 1997, the interest rate adjustment date.
   The Company's debt agreements contain certain restrictive covenants which require, among other things, that the Company maintain (1) a current ratio of at least 1.5:1; (2) a ratio of total debt to capital, as defined, of not more than .55:1; and (3) tangible net worth, as defined, of at least $35,000,000.
At April 1, 1995, the Company was in compliance with all debt covenants.
   The Company has also leased property, plant, and equipment under a capital lease with an initial term of 120 months. The net book value of assets under the capital lease at April 1, 1995 and April 2, 1994 was $756,000 and $798,000, respectively.
   Aggregate maturities of long-term debt and capital lease obligations during the years subsequent to April 1, 1995 are as follows (in thousands):
                     1996..............    $  1,572
                     1997..............       1,558
                     1998..............       1,564
                     1999..............       1,570
                     2000..............       1,574
                     Thereafter........       8,967
                                           --------
                                           $ 16,805
                                           ========

3 INCOME TAXES
  ---------------------------------------------------------
   Effective March 29, 1992, the Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under SFAS 109, deferred income taxes are provided at enacted marginal regular tax rates on the difference between the financial statement and income tax bases of assets and liabilities. The cumulative prior years' effect of this change in accounting principle was a credit of $490,000, or $.09 per share.
   The Revenue Act of 1987 rescinded the cash-basis method of accounting for tax purposes, effective in fiscal 1989, previously used for the Company's farming operations. Approximately $2,772,000 of previously recorded income tax liabilities was indefinitely deferred. Under current tax law, such liabilities will continue to be deferred as long as the Company maintains compliance with certain revenue and ownership criteria.
   Income tax provisions are reflected in the statements of income as follows
     (in thousands):
                                           1995       1994       1993
                                         --------   --------   --------
         Currently payable.........      $  6,722   $  4,056   $  2,684
         Deferred.........                    159        743        458
                                         --------   --------   --------
                                         $  6,881   $  4,799   $  3,142
                                         ========   ========   ========

    A reconciliation between income taxes computed at the federal statutory rate and the Company's provision for income taxes is as follows (in thousands):
                                            1995       1994       1993
                                          --------   --------   --------
        Federal statutory rate.........         35%        34%        34%
        Federal income taxes at
          statutory rate...............   $  7,225   $  4,573   $  2,838
        State income taxes, net
          of federal benefit...........        826        538        304
        Jobs tax credits...............     (1,170)      (312)        --
                                          --------   --------   --------
                                          $  6,881   $  4,799   $  3,142

    Components of the net deferred income tax liability at April 1, 1995 and April 2, 1994 relate to the following (in thousands):
                                                   1995       1994
                                                 --------   --------
 Deferred income tax liabilities:
   Family farm cash-basis deferral.........      $  2,772   $  2,772
   Inventories.............................         1,464      1,130
   Property and depreciation...............           934        356
   Other...................................         1,428      2,091
                                                 --------   --------
                                                    6,598      6,349
                                                 --------   --------
Deferred income tax assets:
   Tax credit carryforwards................            --        133
   Accrued expenses........................         1,088        856
   Other...................................           332        341
                                                 --------   --------
                                                    1,420      1,330
                                                 --------   --------
Net deferred income tax liability.........       $  5,178   $  5,019


4 STOCKHOLDERS' EQUITY
  ---------------------------------------------------------
   In November 1994, the board of directors approved a two-for-one split of the Company's common stock in the form of a 100% stock dividend for shareholders of record as of January 3, 1995. Par value remains $1 per share. A total of 2,535,000 shares of common stock were issued in connection with the split.
   In November 1993, the board of directors approved a 25% stock dividend in the form of a five-for-four stock split. As a result, one new share of the Company's $1 par value common stock was issued for each four existing shares (including shares available under option).
   Beginning in 1990, the board of directors authorized the purchase of up to $2,500,000 of the Company's stock on the open market. In November 1994, the board increased the authorized amount to $7,500,000. As of April 1, 1995, 347,000 shares had been repurchased by the Company at a total cost of $5,402,000.

5 STOCK OPTION PLAN
  ---------------------------------------------------------

   In May 1993, the board of directors approved an incentive stock option plan (the "Plan"). Under the provisions of the Plan, options to purchase a maximum of 125,000 shares may be granted through 2003. The administrator of the Plan, appointed by the board of directors, determines the grantee, vesting period, exercise date, and expiration dates for all options granted. In addition, the Plan provides for the issuance of options at prices not less than market value at the date of grant. During May 1993, the Company granted 31,250 options with an exercise price of $9.30 under the Plan. No options have been exercised.

6 INVESTMENTS IN UNCONSOLIDATED AFFILIATES
  ---------------------------------------------------------
   On March 26, 1993 (the "effective date"), the Company acquired a 50% equity interest in a joint venture formed with an unrelated party to own and operate the Company's processing facility at Camilla, Georgia.

On the effective date, the Company contributed the following assets and liabilities to the joint venture (in thousands):

            Inventory......................................   $ 3,003
            Investment in unconsolidated affiliate.........       895
            Property, plant, and equipment.................     6,556
                                                              -------
               Total assets................................    10,454
                                                              -------
            Term note payable..............................     2,000
                                                              -------
            Net assets contributed.........................   $ 8,454

   The Company received the following assets as consideration for the net assets contributed to the joint venture (in thousands):
            Short-Term receivable..........................   $ 2,054
            Note receivable................................     1,400
            Equity interest in joint venture...............     5,000
                                                              -------
                                                              $ 8,454
    As of April 1, 1995, the short-term receivable has been paid in full, and the note receivable balance was $1,400,000.

   The Company sells eggs and broilers to the joint venture and purchases feed from the joint venture. In addition, the Company performs certain administrative services for the joint venture. Sales to, purchases from, accounts payable and receivable from, and service fees charged to the joint venture are based on terms consistent with those of unrelated parties and are summarized as follows (in thousands):
                                               1995       1994
                                             --------   --------
            Sales..........................  $  1,963   $    635
            Purchases......................    20,898      9,313
            Accounts receivable............        60        315
            Accounts payable...............     1,563        252
            Administrative service fees....       548        371

   In October 1994, the Company acquired a minority interest in a poultry by-products company for $3,000,000.

   The Company accounts for its investments in affiliates using the equity method. The Company's share of affiliates' earnings is included in other income in the accompanying statements of income. At April 1, 1995, undistributed retained earnings from affiliates were approximately $4,300,000.

   Summarized, combined balance sheet information for unconsolidated affiliates as of April 1, 1995 is as follows (in thousands) (unaudited):

             Current assets.................................      $ 16,143
             Noncurrent assets..............................        51,734
                                                                  --------
             Total assets...................................      $ 67,877
                                                                  ========

             Current liabilities............................      $  8,430
             Noncurrent liabilities.........................        27,003
             Owners' equity.................................        32,444
                                                                  --------
               Total liabilities and owners' equity.........      $ 67,877
                                                                  ========

   Summarized, combined statement of income information for all unconsolidated affiliates for the year ended April 1, 1995 is as follows (in thousands) (unaudited):
                              Net sales.............. $ 113,904
                              Gross profit...........    13,958
                              Operating income.......    11,893
                              Income before taxes....    10,123

7 MAJOR CUSTOMER
  ---------------------------------------------------------
   Sales to the Company's largest customer represented 37%, 39%, and 39% of net sales during fiscal 1995, 1994, and 1993, respectively. Additionally, a major portion of the joint venture's sales (Note 6) are to the same customer. The Company has an agreement with this customer to supply chicken under a cost-plus arrangement, and approximately 50% of the Company's production is committed to the customer. Under the arrangement, production in excess of the customer's demands and by-products are sold to other customers.

8  BENEFIT PLANS
  ---------------------------------------------------------
   Under a collective bargaining agreement, the Company contributes to a multiemployer pension plan for the benefit of certain of its employees who are union members. A separate actuarial valuation for this plan is not made for the Company. Accordingly, information with respect to accumulated plan benefits and net assets available for benefits is not available. Under the Employee Retirement Income Security Act of 1974, as amended in 1980, an employer upon withdrawal from a multiemployer plan is required, in certain cases, to continue funding its proportionate share of the plan's unfunded vested benefits. The Company's contribution rate is a fixed-dollar amount per eligible employee. The Company made total contributions to the union plan of $179,000, $144,000, and $133,000 in 1995, 1994, and 1993, respectively.
   The Company has a 401(k) retirement plan for employees not covered by a collective bargaining agreement. Under the plan, the Company matches contributions up to 2% of participating employees' salaries; additional contributions may be made at the discretion of the Company's board of directors.
 The Company made matching contributions of $232,000, $228,000, and $232,000 in 1995, 1994, and 1993, respectively. No discretionary company contributions have been made to this plan.
   The Company does not provide postretirement medical or other benefits to employees.

9  COMMITMENTS AND CONTINGENCIES
  ---------------------------------------------------------
   The Company leases certain of its buildings, equipment, and vehicles under operating leases. The statements of income include rental expense relating to operating leases of $3,045,000 in 1995, $2,565,000 in 1994, and $3,475,000 in
1993.
   At April 1, 1995, future minimum payments under operating leases were as follows (in thousands):
                              1996.........       $ 1,269
                              1997.........           670
                              1998.........           300
                              1999.........           212
                                                  -------
                              Total.........      $ 2,451

   The Company enters into contracts for the purchase of grain and other feed ingredients. These contracts specify the quantity to be purchased, and the cost is determined upon delivery using current market prices. The Company estimates its purchase commitments under these contracts to be approximately $5,700,000 at April 1, 1995.
   The Company is involved in various legal actions arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

10 QUARTERLY FINANCIAL DATA (UNAUDITED)
  ---------------------------------------------------------
   Quarterly financial data is as follows (in thousands, except per share data):
                                     Net       Operating      Net     Earnings
                                    Sales       Income       Income  Per Share*
                                   --------    ---------    -------  ----------
   Fiscal year 1995 quarter ended:
          July 2, 1994.........    $ 87,972     $ 5,317     $ 3,438    $ 0.66
          October 1, 1994......      89,227       4,834       3,472      0.67
          December 31, 1994......    83,640       4,958       3,601      0.70
          April 1, 1995.........     88,931       3,521       3,251      0.64
   Fiscal year 1994 quarter ended:
          July 3, 1993.........    $ 75,828     $ 3,318     $ 2,130    $ 0.40
          October 2, 1993........    81,827       3,261       2,112      0.41
          January 1, 1994........    73,334       3,073       2,053      0.40
          April 2, 1994.........     81,707       3,619       2,357      0.45

*Earnings per share amounts have been restated to reflect the two-for-one stock split to stockholders of record on January 3, 1995 and the 25% stock dividend to stockholders of record on January 3, 1994.

Corporate Data
  ---------------------------------------------------------
          Annual Stockholders' Meeting
             The Annual Stockholders' Meeting will be conducted at the Corporate Headquarters, 2000 Hills Avenue, N.W., Atlanta, Georgia, at 11:00 A.M. on Friday, July 14, 1995.


          Form 10-K
             The Form 10-K Annual Report for 1995, as filed by the Company with the Securities and Exchange Commission, is available to Cagle's, Inc. stockholders after June 30, 1995 on request and without charge.

           Write:
              KENNETH R. BARKLEY
              SENIOR VICE PRESIDENT FINANCE/
              TREASURER/CFO
              Cagle's, Inc.
              2000 Hills Ave., N.W.
              Atlanta, Georgia 30318
            ------------------------------------------------

           General Information

           Registrar and Transfer Agent
           TRUST COMPANY BANK
           Atlanta, Georgia

           Legal Counsel
           BYRNE, ELDRIDGE, MOORE & DAVIS P.C.
           Atlanta, Georgia

           Auditors
           ARTHUR ANDERSEN LLP
           Atlanta, Georgia

Officers and Directors

Cagle's, Inc.

Officers
- -------------------------------------------------
J. DOUGLAS CAGLE
Chairman and Chief Executive Officer

KENNETH R. BARKLEY
Senior Vice President Finance/
   Treasurer/CFO

JERRY D. GATTIS
President and Chief Operating Officer

JOHN BRUNO
Senior Vice President, Sales and Marketing

MARK M. HAM IV
Vice President Management Information Systems

GEORGE L. PITTS
Corporate Secretary

JAMES DAVID CAGLE
Vice President New Product Sales

GEORGE DOUGLAS CAGLE
Vice President New Product Development

Board of Directors
- -------------------------------------------------
J. DOUGLAS CAGLE
Chairman, Cagle's, Inc.

KENNETH R. BARKLEY
Senior Vice President Finance/Treasurer/CFO
Cagle's, Inc.

WARNER S. CURRIE
Of Counsel, Swift, Currie, McGhee & Hiers
Attorneys at Law

GEORGE DOUGLAS CAGLE
Vice President New Product Development
Cagle's Inc.

JAMES DAVID CAGLE
Vice President New Product Sales
Cagle's, Inc.

JERRY D. GATTIS
President and Chief Operating Officer
Cagles, Inc.

CANDACE CHAPMAN
Wyatt Investment Consultants, Inc.
Consultant/Director of Marketing

MARK M. HAM IV
Vice President Management Information Systems
Cagle's, Inc.

JOHN J. BRUNO
Senior Vice President Sales and Marketing
Cagle's, Inc.

Audit Committee
- -------------------------------------------------
CANDACE CHAPMAN, Chairperson

WARNER S. CURRIE

GEORGE DOUGLAS CAGLE

- -------------------------------------------------
CORPORATE HEADQUARTERS
2000 Hills Ave., N.W.
Atlanta, Georgia 30318

COLLINSVILLE, Alabama
Processing & Further Processing

ATLANTA, Georgia
Distribution & Further Processing

LOVEJOY, Georgia
Further Processing

DALTON, Georgia
Feed Mill, Hatchery & Growout

PINE MOUNTAIN VALLEY, Georgia
Processing & Deboning

FORSYTH, Georgia
Hatchery, Growout & Feed Mill

MACON, Georgia
Processing Deboning

BIRMINGHAM, Alabama
Distribution, Freezer Warehouse
- -------------------------------------------------
Subsidiary
Cagle's Farms Inc.

Officers
J. DOUGLAS CAGLE
Chairman and Chief Executive Officer

JERRY D. GATTIS
President and Chief Operating Officer

KENNETH R. BARKLEY
Senior Vice President Finance/
Treasurer/CFO

MARK M. HAM, IV
Vice President Management Information Systems

GEORGE L. PITTS
Corporate Secretary

- -------------------------------------------------
Board of Directors
J. DOUGLAS CAGLE
Chairman and Chief Executive Officer,
Cagle's, Inc./Cagle's Farms Inc.

JERRY D. GATTIS
President and Chief Operating Officer
Cagle's, Inc./Cagle's Farms, Inc.

KENNETH R. BARKLEY
Senior Vice President Finance/Treasurer/CFO
Cagle's, Inc./Cagle's Farms, Inc.

MARK M. HAM, IV
Vice President Management Information Systems
Cagle's, Inc./Cagle's Farms Inc.