Form 10-K, Exhibit 13
period 1995-04-01
CAGLES INC
filed 1995-06-14
CIK 16104

CAGLE'S, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
JULY 14, 1995
TO THE HOLDERS OF CLASS A COMMON STOCK:

    Notice is hereby given that the Annual Meeting of Shareholders of Cagle's, Inc. (the "Company"), will be held at the Company's offices located at 2000 Hills Avenue, Atlanta, Georgia, on the 14th day of July, 1995, at 11:00 A.M. Eastern Daylight Time, for the following purposes:

    (1) To fix the number of members of the Board of Directors at nine, and to elect the members thereof; and

    (2) To transact any other business that may properly come before the meeting or any adjournments thereof; all as set forth in the Proxy Statement accompanying this notice.

    Only holders of record of Class A Common Stock on May 27, 1995, will be entitled to vote at the meeting. The transfer books will not be closed.

By order of the Board of Directors.


George L. Pitts, Secretary


Atlanta, Georgia
June 12, 1995

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.


CAGLE'S, INC.
2000 HILLS AVENUE, N.W.  ATLANTA, GEORGIA 30318
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JULY 14, 1995

    The enclosed proxy is solicited by the Board of Directors of Cagle's, Inc. (the ``Company") for use at the Annual Meeting of Shareholders to be held on July 14, 1995, and at any adjournment thereof, and is revocable by written notice to the Secretary of the Company at any time before its exercise. Unless revoked, proxies in the form enclosed, properly executed and received by the Secretary of the Company prior to the Annual Meeting, will be voted at the meeting as specified by the shareholder in the proxy or, except with respect to broker non-votes, if no specification is made in the proxy, then the persons designated as proxies shall vote FOR each of the proposals set forth in the accompanying Notice of Annual Meeting of Shareholders, and according to their discretion upon all other matters which may properly come before the meeting. Broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote. Abstentions will not be counted either as a vote FOR or a vote AGAINST a proposal and will have no effect on the outcome of the vote.
    An annual report to the shareholders, including financial statements for the year ended April 1, 1995, is enclosed herewith. The approximate date of mailing this proxy statement and the form of proxy is June 12, 1995.
    On May 27, 1995, the Company had outstanding and entitled to vote at the Annual Meeting 5,034,182 shares of Class A Common Stock. With regard to any matter to be considered, each share of Class A Common Stock is entitled to one vote. If a quorum is present, directors will be elected by the affirmative vote of a majority of the shares represented at the meeting in person or by proxy.
A quorum consists of shareholders owning 50% of the Class A Common Stock plus one share. Only shareholders of record on May 27, 1995, are entitled to vote at the meeting.
    The enclosed proxy will be voted to fix the number of members of the Board of Directors at nine and elect the nine nominees named in the proxy. Each director shall hold office for a term of one year and thereafter until his or her successor shall have been duly elected and qualified. In the event that any of the nominees is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select. Eight of the nominees are presently directors, whose one year terms of office will expire at the Annual Meeting.

DIRECTORS AND EXECUTIVE OFFICERS
    The following persons are presently directors of the Company and have been nominated to stand for re-election:
    J. Douglas Cagle, 64, has been a director of the Company since 1953, and has been Chief Executive Officer of the Company since 1970 and Chairman of the Board of the Company since July, 1993. Mr. Cagle served as President of the Company from 1970 to July, 1993. He is expected to be reelected to the offices of Chief Executive Officer and Chairman of the Board when his one year term expires at the next annual meeting of the Board, which is scheduled for July 14, 1995, immediately following the Annual Meeting of Shareholders. Under rules promulgated by the Securities and Exchange Commission, Mr. Cagle is a ``control person" of the Company due to his stock holdings and those of his relatives. Mr. Cagle is the father of George Douglas Cagle and James David Cagle, who are also directors of the Company.

    George Douglas Cagle, 42, has been a director of the Company since July, 1976. Mr. Cagle has been employed in the corporate sales department of the Company since the end of 1977, and he has been Vice President -- New Product Development since July, 1993, an office to which he is expected to be reelected at the next annual meeting of the Board. Mr. Cagle is the son of J. Douglas Cagle and the brother of James David Cagle, who are also directors of the Company.
    Kenneth R. Barkley, 54, has been a director of the Company since July, 1977, and has been Treasurer and Chief Financial Officer of the Company since July, 1977 and Senior Vice President -- Finance of the Company since July, 1993. Mr. Barkley served as Secretary of the Company from July, 1977 to July, 1993. He is expected to be reelected to the offices of Treasurer, Chief Financial Officer and Senior Vice President -- Finance at the next annual meeting of the Board.
    James David Cagle, 41, has been a director since July, 1987. He has been employed in the corporate sales department of the Company since 1982, and he has been Vice President -- New Product Sales since July, 1993, an office to which he is expected to be reelected at the next annual meeting of the Board. Mr. Cagle is the son of J. Douglas Cagle and the brother of George Douglas Cagle, who are also directors of the Company.
    Jerry Don Gattis, 46, has been a director since July, 1989, and has been President and Chief Operating Officer of the Company since July, 1993, offices to which he is expected to be reelected at the next annual meeting of the Board. Mr. Gattis joined the Company in April, 1987 as Vice President - Sales and Marketing, which office he held until February, 1989. He served as Senior Vice President of the Company from February, 1989 to July, 1993. Before becoming employed by the Company, Mr. Gattis was Director of Sales and Distribution for Pilgrim's Pride and had held this position since 1981. Mr. Gattis previously had been associated with Mountaire Corporation, which Pilgrim's Pride acquired in 1981. While with Mountaire, Mr. Gattis served as Sales Manager and later as General Manager of Processing and Sales.
    Mark M. Ham IV, 40, has been a director since July, 1993. Mr. Ham has been Assistant Secretary of the Company since July, 1987 and Vice President -- Information Systems since July, 1993, offices to which he is expected to be reelected at the next annual meeting of the Board. Mr. Ham has been associated with the Company since 1977, during which time he has been responsible for the Company's cost accounting and special accounting projects and matters involving data processing and telecommunication.
    John J. Bruno, Jr., 51 has been a director since July, 1993. Mr. Bruno joined the Company in October, 1988 as director of sales and marketing and has been Senior Vice President -- Sales and Marketing of the Company since July, 1993, an office to which he is expected to be reelected at the next annual meeting of the Board. Mr. Bruno served as Vice President -- Sales and Marketing from February, 1989 to July, 1993. Before becoming employed by the Company, Mr. Bruno was Director of Sales and Marketing for Marshall Durbin Company and had held that position since 1980.
    Candace Chapman, 38, has been a director since July, 1993. Ms. Chapman is a Consultant/Director of Marketing at Wyatt Investment Consulting, Inc. Ms. Chapman previously was a Vice President at Atlanta Capital Management Company from 1991 to October, 1994, and worked in the trust investment division of SouthTrust Bank, from 1987 to 1991, where she developed business opportunities for the bank. Ms. Chapman is a Certified Public Accountant and also holds Series 7 and Series 63 investment licenses.
    The following person is not presently a director of the Company and has been nominated to stand for election to the Board of Directors:
    G. Bland Byrne III, 43, is a principal in the law firm of Byrne, Eldridge, Moore & Davis, P.C. Mr. Byrne previously was a partner in the law firm of Swift, Currie, McGhee & Hiers, from January, 1984 to April, 1994.

    The foregoing list of nominees includes several persons who also may be considered executive officers of the Company: namely, J. Douglas Cagle, George Douglas Cagle, Kenneth R. Barkley, James David Cagle, Jerry Don Gattis, Mark M. Ham IV, and John J. Bruno, Jr. In addition, the following individual is expected to be reelected as an executive officer immediately following the Annual Meeting:
    George L. Pitts III, 46, has been Secretary of the Company since July, 1993, an office to which he is expected to be reelected at the next annual meeting of the Board. Mr. Pitts has been employed in the corporate accounting department of the company since 1974, holding the position of Corporate Accounting Manager.
    Warner S. Currie, 74, a director since 1963, intends to retire when his term expires at the Annual Meeting.

OWNERSHIP OF VOTING SHARES BY OFFICERS, DIRECTORS AND OTHERS
    The following table sets forth the stock ownership in the Company, as of May 1, 1995, of each director and nominee for director and of each executive officer named in the Summary Compensation Table on page 5 hereof. All share numbers have been adjusted for the 2-for-1 stock dividend that occurred on January 16, 1995.

Name              Amount and Nature of     Percent of
                 Beneficial Ownership of    Class A
                  Class A Common Stock     Common Stock

J. Douglas Cagle .....  2,147,964(a)         42.7%

Warner S. Currie .....    -0-     (b)          _

George Douglas Cagle ...  429,628(c)          8.5%

Kenneth R. Barkley .....    2,750(d)           *

James David Cagle .....   429,626(e)          8.5%

Jerry Don Gattis .....     11,492(f)           *

Mark M. Ham IV .....        2,600(g)           *

John J. Bruno, Jr. .....    3,500(h)           *

Candace Chapman .....         494              *

G. Bland Byrne III .....    2,000              *


All Directors and
  Executive Officers as a
  group (10) persons .... 3,030,054(i)        60.2%

*Less than 1% of issued and outstanding shares of Class A Common Stock of the Company.

(a) This amount includes 970,652 shares owned by Mr. Cagle as trustee of a trust established under the will of his father.

(b) This amount does not include 2,000 shares of Class A Common Stock owned by the law firm of Swift, Currie, McGhee & Hiers, in which Mr. Currie is of counsel. Mr. Currie disclaims any beneficial ownership of such shares.

(c) This amount includes 97,634 shares held as custodian for Mr. Cagle's children.

(d) This amount includes 2,500 shares which may be acquired upon the exercise of options which are presently exercisable.

(e) This amount includes 97,634 shares held as custodian for Mr. Cagle's children.

(f) This amount includes 5,000 shares which may be acquired upon the exercise of options which are presently exercisable.

(g) This amount includes 2,500 shares which may be acquired upon the exercise of options which are presently exercisable.

(h) This amount includes 2,500 shares which may be acquired upon the exercise of options which are presently exercisable.

(i) This amount includes 12,500 shares which may be acquired upon the exercise of options which are presently exercisable.


    The following table sets forth each person known to management to be the beneficial owner of more than five percent of the voting securities of the Company as of May 1, 1995:


                                      Amount and Nature
Title of       Name and Address of     of Beneficial     Percent of
Class           Beneficial Owner        Ownership (a)     Class

Class A        J. Douglas Cagle .....    2,147,964 (b)     42.7%
Common Stock   2000 Hills Avenue, N.W.
               Atlanta, Georgia 30318

Class A        George Douglas Cagle ...    429,628 (c)       8.5%
Common Stock   2000 Hills Avenue, N.W.
               Atlanta, Georgia 30318

Class A        James David Cagle .....     429,626 (d)       8.5%
Common Stock   2000 Hills Avenue, N.W.
               Atlanta, Georgia 30318

Class A        Dimensional Fund
Common Stock   Advisors, Inc. .....        344,600 (e)       6.8%
               1299 Ocean Avenue
               11th Floor
               Santa Monica, California 90401

(a) Of the shares shown in this column, management knows of no shares with respect to which such listed beneficial owners have the right to acquire beneficial ownership as specified in regulations of the Securities and Exchange Commission.

(b) This amount includes 970,652 shares owned by Mr. Cagle as trustee of a trust established under the will of his father.

(c) This amount includes 97,634 shares held as custodian for Mr. Cagle's children.

(d) This amount includes 97,634 shares held as custodian for Mr. Cagle's children.

(e) Dimensional Fund Advisors, Inc. (``Dimensional''), a registered investment advisor, is deemed to have beneficial ownership of 344,600 shares all of which are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in a series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.


    Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the Securities and Exchange Commission ("SEC") regulations, the Company's directors, certain officers, and greater than ten percent shareholders are required to file reports of ownership and changes in ownership with the SEC and the American Stock Exchange and to furnish the Company with copies of all such reports they file. Based solely on its review of such reports from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and ten percent shareholders were satisfied during the Company's last fiscal year.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
AND COMPENSATION OF DIRECTORS
    The Board of Directors established an Audit Committee in February, 1981. This committee reviews the work of the Company's independent public accountants, management, and internal accounting staff to ensure that each is properly discharging its responsibilities in the area of financial control and reporting. The committee is presently composed of George Douglas Cagle, Warner
S. Currie, and Candace Chapman. The Board shall appoint a new member of the Audit Committee to replace Mr. Currie at the next annual meeting of the Board. The Company does not have nominating or compensation committees of the Board of Directors. During the last fiscal year, there were five meetings of the Board of Directors, and the Audit Committee met one time. Each of the incumbent directors during the last fiscal year attended at least 75% of the aggregate of the number of meetings of the Board of Directors and the number of meetings of the Audit Committee held during any period during which he was a director or member of the Audit Committee, respectively.
    During the Company's last fiscal year, each director who was not also an officer or full time employee of the Company, received an annual director's fee in the amount of $15,000. Directors who were officers or full time employees of the Company received an annual director's fee of $10,000.

EXECUTIVE COMPENSATION
    The following tables and narrative text discuss the compensation paid in the Company's fiscal year ended April 1, 1995, and the two prior fiscal years to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers.











                           Summary Compensation Table
                                                     Long Term
                               Annual               Compensation
                          ------------------------- ------------
                                                    Securities
Name & Principal                                    Underlying     All Other
Position                 Year 1  Salary    Bonus(2) Options(#)  Compensation 3
- ------------------------ ------ --------- --------- ----------  --------------
J. Douglas Cagle           1995  $262,315  $132,000     -0-         $18,400
Chairman of the Board &    1994   248,796   122,200     -0-          12,213
Chief Executive Officer    1993   243,141   117,500     -0-           6,712

Jerry Don Gattis           1995   243,639   123,500     -0-           9,676
President &                1994   226,361   112,294   12,500(4)       9,559
Chief Operating Officer    1993   198,415    97,975     -0-           8,886

John J. Bruno              1995   151,289    75,000     -0-           4,247
Senior Vice President-     1994   138,746    67,695    6,250(4)       4,614
Sales and Marketing        1993   116,843    48,072     -0-           2,886

Kenneth R. Barkley         1995   117,577    56,275     -0-           8,370
Senior Vice President-     1994   110,280    52,140    6,250(4)       7,728
Finance, Treasurer & Chief 1993    97,682    36,080     -0-           4,699
Financial Officer

Mark M. Ham IV             1995    92,775    43,300     -0-          10,571
Vice President-            1994    84,807    40,092    6,250(4)       5,829
Information Systems &      1993    64,503    26,840     -0-           7,379
Assistant Secretary

1 The year designated in this column refers to the Company's fiscal year which ended in such year, which for 1995 was April 1, 1995.

2 The amounts in this column present the bonuses paid to the named individuals pursuant to the Company's Executive Bonus Plan.

3 This column includes contributions or payments to, or for the account of, the named individuals pursuant to the Company's Cash or Deferred Profit-Sharing Plan (the "401(k) Plan") and medical reimbursement plan. The medical reimbursement plan covers directors who are also employees and officers. Medical expenses of the covered individuals and their dependents which are not otherwise covered by insurance are paid under this plan upon the filing of a proof of claim by the covered individual with the Company's insurance carrier.

4 Adjusted, as necessary for the 2-for-1 stock dividend that occurred on January 16, 1995.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
Values

                                              Number of       Value of
                                              Securities      Unexercised
                                              Underlying      In-the-Money
                                              Unexercised     Options at
                                              Options at      Year End
                   Shares Acquired            Year End (#)       ($)
                     on Exercise     Value    Exercisable/    Exercisable/
Name                    (#)         Realized  Unexercisable   Unexercisable
- ------------------ --------------- ---------- -------------  ----------------
J. Douglas Cagle         _             _            _              _
Jerry D. Gattis          _             _        5,000/7,500   $44,750/$67,125
John J. Bruno            _             _        2,500/3,750   $22,375/$33,563
Kenneth R. Barkley       _             _        2,500/3,750   $22,375/$33,563
Mark M. Ham IV          _              _        2,500/3,750   $22,375/$33,563

Compensation Committee Interlocks and Insider Participation

    The Board of Directors of the Company does not have a standing compensation committee. The entire Board determines the compensation of the Chief Executive Officer, and the Chief Executive Officer determines the compensation of the remaining executive officers of the Company and its wholly-owned subsidiary. The following members of the Board of Directors also were executive officers of the Company and its subsidiary during the last fiscal year: J. Douglas Cagle, Jerry Don Gattis, Kenneth R. Barkley, John J. Bruno, Jr., Mark M. Ham IV, George Douglas Cagle and James David Cagle.

Board Report on Executive Compensation
    The components of the annual compensation paid to the Chief Executive Officer and the other executive officers of the Company are (i) base salary;
(ii) a bonus calculated pursuant to the provisions of the Company's Executive Bonus Plan; (iii) allocation of contributions made by the Company to the respective accounts of such executive officers under the Company's 401(k) Plan; and (iv) payments made pursuant to the Company's medical reimbursement plan. All executive officers other than the Chief Executive Officer are also eligible to participate in the Company's 1993 Stock Option Plan.
    The base salaries of the Chief Executive Officer and of the other executive officers are not directly related to factors such as the Company's profitability, sales growth, return on equity or market share, except to the extent that such factors impact the Company's overall ability to satisfy its compensation obligations to all employees. The base salaries for the Chief Executive Officer and other executive officers of the Company are determined primarily by a comparison of similarly situated officers of other companies in the poultry industry. Years of service, responsibilities, company growth, future plans and the Company's current ability to pay are also taken into account in determining such base salaries.
    The Chief Executive Officer and certain other executive officers are participants in the Company's Executive Bonus Plan. The amount of the bonuses payable are based upon the Company's after tax return on shareholder equity. Such return is calculated before the accrual of any bonus payable pursuant to the plan. Pursuant to the plan, each participant receives a bonus in an amount equal to: fifty percent (50%) of such participant's base salary for a return on shareholders equity of twenty percent (20%) or more, thirty percent (30%) of base salary for a return of 15% to 19.99%, twenty percent (20%) of base salary for a return of 10% to 14.99%, with no bonus payable if the return is less than ten percent (10%).
    The stock options granted under the 1993 Stock Option Plan (approved by the shareholders in July, 1993) provide an incentive for executive officers to manage the Company with a view to maximization of long-term shareholder value. Stock options to purchase Class A Common Stock may be granted by the Plan Administrator to executive officers at an option price of 100% of the market value on the date of the grant, with a maximum term of 10 years. The Plan Administrator has sole discretion in determining the amount of shares covered by each option and the vesting thereof.
    This report was prepared by the entire Board of Directors of the Company. Performance Graph
    The following graph presents a comparison of five year cumulative total shareholder returns among Cagle's, Inc., the S&P 500 Index and a Peer Group Index. This information provides the annual return from the beginning of the previous fiscal year assuming dividends are reinvested monthly. The graph assumes an initial investment of $100 in March 1990. The Peer Group Index consists of the following companies: Golden Poultry, Inc., Hudson Foods, Inc., Pilgrams Pride Corporation, Sanderson Farms, Inc., Tyson Foods, Inc., and WLR Foods, Inc.

March 31, 1990 = $100.00

                    Base
                    Year    March   March   March   March   March
Company/Index       1990    1991    1992    1993    1994    1995

CAGLE'S, INC. -CL A   100    90      102     378     363     593
S&P 500 INDEX         100   114      127     146     149     172
PEER GROUP INDEX
  AVERAGE             100   120      103     148      134    157

MATERIAL INTERESTS AND MATERIAL TRANSACTIONS

    Certain directors or nominees for director are affiliated with entities that have transacted a material amount of business with the Company during the Company's last fiscal year or that propose to do so during the Company's current fiscal year. These business relationships are as follows:

    The firm of Swift, Currie, McGhee & Hiers, in which Mr. Warner S. Currie, a director of the Company, is of counsel, and in which Mr. G. Bland Byrne III, a nominee for director of the Company, was a partner for one month during the last fiscal year of the Company, received $197,021 during the last fiscal year of the Company as fees for legal services rendered to the Company and its subsidiaries. The firm of Byrne, Eldridge, Moore & Davis, P.C. in which Mr. G. Bland Byrne III, a nominee for director of the Company, is a principal, received $189,886 during the last fiscal year of the Company as fees for legal services rendered to the Company and its subsidiaries.

SOLICITATION OF PROXIES
    The cost of soliciting proxies will be borne by the Company. In addition to solicitation of shareholders of record by mail, telephone or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and the Company will reimburse them for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of stock.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
    The Board of Directors has selected Arthur Andersen LLP to serve as independent accountants of the Company for the current fiscal year. Arthur Andersen LLP has served as the Company's independent accountants<JU>since 1984.

    Representatives of Arthur Andersen LLP are expected to be present at the shareholders' meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSALS OF SECURITY HOLDERS FOR 1996 ANNUAL MEETING
    The deadline for receipt of shareholder proposals for inclusion in the Company's proxy statement and form of proxy for presentation at the 1996 annual meeting is February 13, 1996.

OTHER MATTERS
    Management does not know of any matter to be brought before the meeting other than those referred to above. If any other matters properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.

    Whether or not you expect to be present at the meeting in person, please sign, date and return the enclosed proxy promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS HEREBY SOLICITED, ON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE COMPANY'S MOST RECENT FISCAL YEAR. REQUESTS SHOULD BE ADDRESSED TO MR. GEORGE PITTS, SECRETARY, CAGLE'S, INC., POST OFFICE BOX 4664, ATLANTA, GEORGIA 30302. IF THE PERSON REQUESTING THE REPORT WAS NOT A SHAREHOLDER OF RECORD ON MAY 27, 1995, THE REQUEST MUST INCLUDE A REPRESENTATION THAT HE WAS A BENEFICIAL OWNER OF THE COMMON STOCK ON THAT DATE.

By order of the Board of Directors.
George L. Pitts, Secretary
Atlanta, Georgia
June 12, 1995