Form 10-K, Exhibit 13
period 1996-03-30
CAGLES INC
filed 1996-06-14
CIK 16104

CAGLE'S, INC.
ANNUAL REPORT FOR THE FISCAL YEAR ENDED 1996





Contents

Chairman's Letter  ..........................................1

Management's Discussion  ................................2 & 3

Five-Year Selected Financial Data  ..........................4

Management's Responsibility and
  Auditor's Opinion  ........................................5

Consolidated Balance Sheets .................................6

Consolidated Statements of Income ...........................7

Consolidated Statements of
   Stockholders' Equity .....................................8

Consolidated Statements of
   Cash Flows ...............................................9

Notes ...................................................10-15

Corporate Data .......................................16 & IBC

CAGLE'S, INC. & SUBSIDIARY
Chief Executive Officer's Letter


To Our Stockholders:

Resilience best describes both the future and past for Cagle's. Many of our challenges are unpredictable,however, we continue to meet them with focus, confidence and determination.

This past year has been no exception. Cagle's lost a key facility to fire in Pine Mountain Valley, Georgia, but with enthusiasm and dedication, rebuilt it in record breaking time protecting both the employee and customer. The new facility is state of the art and is twice the size of the old facility, capable of producing double the volume.

The unexpected has effected our earnings and caused our debt level to be higher than anticipated, however, our joint venture operations have provided steady earnings.

Further expansion plans have been temporarily delayed while we deal with higher grain prices, abundance of meat protein, and higher debt level. Our top priority will be to strengthen Cagle's position in the market place.

With all sincerity, my thanks to our employees, customers, and vendors for also being resilient, hardworking, dedicated and committed to help us through a difficult period of the fire and rebuilding of Pine Mountain Plant. To our stockholders, Thank you, for having faith in our company.


Sincerely,

/s/ J. Douglas Cagle

J. Douglas Cagle
Chairman and C.E.O

Management's Discussion and Analysis of Financial Condition and Results of Operations

General
  A devastating fire at one of the Company's processing plants during the first quarter and feed prices which had escalated to unprecedented levels by year-end coupled with the uncertainties inflicted upon the export markets late in the year all caused a significant impact on operating earnings for the year.
  The gain resulting from the difference between the book value and insurance proceeds received for the destroyed plant and stronger earnings and fees generated from the Company's unconsolidated affiliates offset to some degree by an increased interest expense, accounted for the majority of the Company's earnings in 1996.

1996 Compared to 1995

  Net sales in 1996 dropped by 11.7% ($41 million) as compared to 1995. This reduction is primarily due to the production lost at the plant destroyed by fire from the time of the fire in June 1995 to start-up in late November 1995 and ultimately not attaining pre-fire production until the fourth quarter. The reduction in sales due to the fire was somewhat offset by higher market prices during 1996. Georgia Dock Market prices averaged $.0197 per lb. higher in 1996 which was 3.6% higher than 1995.
  Although market prices were higher in 1996, margins were adversely impacted by feed prices which increased rapidly during the year as a result of a diminished crop due to poor weather and also due to escalating exports of US grain coupled with growing domestic consumption as the entire meat complex continued to expand. Feed costs were 14.8% higher in 1996 compared to 1995 and are currently at record high levels. These costs levels are expected to continue into fiscal 1997.
  Margins were also negatively impacted in 1996 by the conversion of the Company's Macon, Georgia plant from a fresh bulk deboning facility to an IQF (Individual Quick Frozen) facility to support the Company's growing consumer market for this product which had previously been produced only at the Company's Atlanta, Georgia further processing plant. The conversion and inefficiencies associated with producing an entirely new product line at this facility severely impacted operating margins during the last half of 1996. However, margins at Macon are improving and will prove to be a valuable addition in providing a more diverse marketing program.
  Other income in 1996 increased by $11.4 million over 1995 primarily due to a gain of $8.9 million resulting from the difference between book value and proceeds from insurance on the assets lost to fire. The balance of the increase primarily represents increased earnings and management fees from the Company's unconsolidated affiliates which experienced increased production and profits during the year. Earnings and management fees from affiliates were $4,940,000 in 1996 compared to $4,297,000 in 1995. These affiliates help to further integrate the Company's operations by complementing our marketing efforts or supplying us with essential materials or services.
  Selling, delivery and general and administrative expenses increased by 3.1% as a group from 1995 levels primarily due to increases in personnel related costs during the year and some additional costs associated with filing the insurance claim resulting from the fire.

  Interest expense increased by $1.4 million in 1996 as compared to 1995 due to funds borrowed to rebuild the processing plant and finance the increased working capital needs resulting from the fire. Construction was well under way before the first advances were made by the insurance carrier and the cost of the new plant ultimately exceeded the property insurance proceeds by approximately $16 million. In addition, receipt of business interruption insurance proceeds has been slow thereby resulting in increased borrowing to support operations.
  The provision for income taxes is computed at statutory rates allowing for various tax credits available to the Company resulting in a net effective rate of 36%.

1995 Compared to 1994

  Sales increased by 11.9% in 1995 as compared to 1994. This increase was primarily the result of increasing sales of added value processed products. Processed pounds of poultry through the Company's slaughter plants also increased by 5.8%, reflecting heavier slaughter weight of the birds.
  Although the Georgia Dock price for broilers was 4.6% lower in 1995 than 1994, gross margins improved by 1.2%, from 8.5% in 1994 to 9.7% in 1995, due to lower feed costs and changing sales mix towards higher margin items.
  Selling and delivery expenses increased by 22.7% over 1994 levels, continuing the trend from 1994 and 1993. The increase resulted from higher commission and storage expense associated with expanded sales.
  General and administrative expenses were 5% higher in 1995 as compared to 1994 and essentially reflect increases in personnel related expenses.
  Although total debt increased since 1994, interest expense declined by 20% in 1995 compared to 1994 as interest of $169,000 was capitalized in connection with the construction of a new feed mill in Forsyth, Georgia.
  The provision for income taxes is computed at statutory rates adjusted for various tax credits available to the Company resulting in a net effective rate of 33%.

Financial Condition and Liquidity

  Heavy borrowing to finance reconstruction of the Pine Mountain Valley Plant and the extra cost associated with the fire loss until the insurance claim is fully adjusted and proceeds received have resulted in a heavier debt load than normal for the Company. Existing credit facilities were utilized for this purpose and the Company expects to replace some of the construction related debt with permanent debt in the first quarter of fiscal 1997. As of March 30, 1996, the Company has $19 million outstanding on a $20 million unsecured revolving credit facility and $26 million borrowed from a $40 million unsecured term loan facility. The Company believes availability under existing and anticipated facilities to be adequate to meet future requirements.
  The earnings outlook for the Company during fiscal 1997 is not encouraging due to the run-up in feed prices during recent weeks and the expectation of continued price pressure on grain for the foreseeable future as domestic and export demand increases. The current year's crop harvest will be critical to earnings this year. However, a return to perceived normal price levels will also require some restraint in expansion by the meat industry.

Five-Year Selected Financial Data

                             52 Weeks   52 Weeks  52 Weeks  53 Weeks  52 Weeks
                               Ended     Ended     Ended     Ended     Ended
                             March 30,  April 1,  April 2,  April 3, March 28,
                                1996      1995      1994      1993      1992
                             ---------  --------  --------  -------- ---------
OPERATING RESULTS:
  Net sales.................  $308,749  $349,770  $312,696  $280,105  $208,775
  Operating expenses........   307,105   331,140   299,425   270,486   204,195
                             ---------  --------  --------  --------  --------
  Operating income..........     1,644    18,630    13,271     9,619     4,580
  Interest expense..........    (2,499)   (1,072)   (1,336)   (1,469)   (1,507)
  Other income, net.........    14,448     3,085     1,516       198        63
                             ---------  --------  --------  --------  --------
  Income before income taxes
    and accounting change...    13,593    20,643    13,451     8,348     3,136
  Provision for income taxes.    4,893     6,881     4,799     3,142     1,194
                             ---------  --------  --------  --------  --------
  Income before accounting
     change.................    $8,700   $13,762    $8,652    $5,206    $1,942
                             =========  ========  ========  ========  ========

FINANCIAL POSITION:
  Working capital.....        $ 40,510   $17,592   $19,741   $19,068   $13,548
  Total assets.....            142,687    88,771    69,220    65,006    59,537
  Long-term debt.....           58,508    15,233    11,819    17,591    16,531
  Stockholders' equity.....     52,021    44,371    34,268    26,728    21,392

PERFORMANCE PER COMMON SHARE:*
  Income before accounting
     change..................    $1.73     $2.67     $1.66     $0.99     $0.36
  Net income.................     1.73      2.67      1.66      1.08      0.36
  Dividends..................     0.12      0.105     0.085     0.06       --
  Book value at the end of
     the year ...............    10.39      8.81      6.58      5.07      4.05

Average number of common shares
    outstanding*.............    5,018     5,152     5,224     5,272     5,368

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

Stockholders
   As of March 30, 1996, there were 351 stockholders of record of the Company's Class A common stock.

Market Price of Common Stock
  The Company's common stock is listed and principally traded on the American Stock Exchange, Ticker Symbol CGL. Quarterly dividend data and market highs and lows for the past two years as adjusted for the two-for-one stock split issued to stockholders of record on January 3, 1995 were:

                          1996                              1995
               ----------------------------     -----------------------------
               Dividend     High      Low       Dividend     High      Low
               --------   ---------  -------    --------   ---------  -------
    Quarter:
     First      $0.030    $23-7/8    $16         $0.025    $12-15/16  $10-7/8
     Second      0.030     17-3/4     13-3/4      0.025     15-1/2     10-3/4
     Third       0.030     17-7/8     14          0.025     22-5/8     14-1/8
     Fourth      0.030     18-1/2     14-1/8      0.030     24-5/8     17-7/8

Management's Responsibility for Financial Statements

  The management of Cagle's, Inc. and its subsidiary has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. In the preparation of the financial statements, it is necessary to make informed estimates and judgments based on currently available information as to the effect of certain events and transactions. Management also prepared the other information in the Annual Report and is responsible for its accuracy and consistency with the financial statements.
  Cagle's, Inc. and its subsidiary maintain accounting and other controls which management believes provide reason able assurance that financial records are reliable, assets are safeguarded, and transactions are properly recorded in accordance with management's authorization. However, limitations exist in any system of internal control based upon the recognition that the cost of that system should not exceed the benefits derived.
  Cagle's, Inc.'s independent auditors, Arthur Andersen LLP, are engaged to audit the financial statements of Cagle's, Inc. and subsidiary and to express an opinion thereon. Their audit is conducted in accordance with generally accepted auditing standards to enable them to report whether the financial statements present fairly, in all material respects, the financial position and the results of operations and cash flows of Cagle's, Inc. and subsidiary in conformity with generally accepted accounting principles.

/s/  J. Douglas Cagle                     /s/  Kenneth R. Barkley

J. Douglas Cagle                          Kenneth R. Barkley
Chairman and Chief Executive Officer      Senior Vice President Finance,
                                          Treasurer and Chief Financial Officer

May 10, 1996
- --------------------------------------------------------------------------

Report of Independent Public Accountants

To the Board of Directors and Stockholders of Cagle's, Inc.:

  We have audited the consolidated balance sheets of CAGLE'S, INC. (a Georgia corporation) AND SUBSIDIARY as of March 30, 1996 and April 1, 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended March 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cagle's, Inc. and subsidiary as of March 30, 1996 and April 1, 1995 and the results of their operations and their cash flows for each of the three years in the period ended March 30, 1996 in conformity with generally accepted accounting principles.

/s/ Arthur Anderson L.L.P.

Atlanta, Georgia
May 10, 1996

Consolidated Balance Sheets
- -----------------------------------------------------------------------------
March 30, 1996 and April 1, 1995

(In Thousands, Except Par Values)                        1996       1995
                                                      ---------   ---------
ASSETS
CURRENT ASSETS:
   Cash...................................            $     326   $     462
   Trade accounts receivable, less
      allowance for doubtful accounts
      of $315 and $141 in 1996 and
      1995, respectively..................               18,631      15,013
   Inventories............................               32,908      25,282
   Insurance proceeds receivable(Note2)...                9,183          --
   Other current assets...................                2,481       1,538
                                                      ---------   ---------
         Total current assets.............               63,529      42,295
                                                      ---------   ---------
INVESTMENTS IN AND RECEIVABLES
FROM UNCONSOLIDATED AFFILIATES............               14,675      11,697
                                                      ---------   ---------
OTHER ASSETS..............................                1,038         550
                                                      ---------   ---------
PROPERTY, PLANT, AND EQUIPMENT, at cost:
   Land...................................                2,037      1,280
   Buildings and improvements.............               47,146     26,549
   Machinery, furniture, and equipment....               41,315     24,226
   Vehicles...............................                3,996      3,254
   Construction in progress...............                   44     11,588
                                                      ---------   ---------
                                                         94,538     66,897
   Less accumulated depreciation..........              (31,093)   (32,668)
                                                      ---------   ---------
                                                         63,445     34,229
                                                      ---------   ---------
                                                      $142,687   $  88,771
                                                      =========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Current maturities of long-term debt
     and capital lease obligations.........           $  1,570   $   1,572
   Accounts payable........................             13,489      13,550
   Accrued expenses........................              7,776       8,867
   Deferred income tax liabilities.........                184         714
                                                      ---------   ---------
         Total current liabilities.........              23,019      24,703
                                                      ---------   ---------
LONG-TERM DEBT AND CAPITAL
  LEASE OBLIGATIONS........................              58,508      15,233
                                                      ---------   ---------
DEFERRED INCOME TAX LIABILITIES............               9,139       4,464
                                                      ---------   ---------
COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS' EQUITY:
   Preferred stock, $1 par value;
    1,000 shares authorized, none issued...                 -0-         -0-
   Common stock, $1 par value;
    9,000 shares authorized, 5,006
    and 5,034 shares outstanding
    in 1996 and 1995, respectively.........               5,006       5,034
   Additional paid-in capital..............               7,946       8,366
   Retained earnings.......................              39,069      30,971
                                                      ---------   ---------
                                                         52,021      44,371
                                                      ---------   ---------
                                                        $142,687    $88,771

The accompanying notes are an integral part of these consolidated balance sheets.

Consolidated Statements of Income
For the Years Ended March 30, 1996, April 1, 1995, and April 2, 1994

(In Thousands, Except Per Share Data)             1996      1995      1994
                                                --------  --------  --------
NET SALES..................................     $308,749  $349,770  $312,696
                                                --------  --------  --------
COSTS AND EXPENSES:
   Cost of sales............................     291,378   315,882   286,131
   Selling and delivery.....................       9,512     8,918     7,269
   General and administrative...............       6,215     6,340     6,025
                                                --------  --------  --------
                                                 307,105   331,140   299,425
                                                --------  --------  --------
OPERATING INCOME............................      1,644     18,630    13,271

OTHER INCOME (EXPENSE):
   Interest.................................      (2,499)   (1,072)   (1,336)
   Other income, net........................      14,448     3,085     1,516
                                                --------  --------  --------
INCOME BEFORE INCOME TAXES ................       13,593   20,643     13,451
PROVISION FOR INCOME TAXES..................       4,893    6,881      4,799
                                                --------  --------  --------
NET INCOME..................................      $8,700   $13,762    $8,652
                                                ========  ========  ========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
   OUTSTANDING..............................       5,018     5,152     5,224
                                                ========  ========  ========
PER COMMON SHARE:
  Net income................................       $1.73    $2.67     $1.66
                                                ========  ========  ========
  Dividends.................................       $0.12   $0.105    $0.085
                                                ========  ========  ========

The accompanying notes are an integral part of these consolidated statements.

Consolidated Statements of Stockholders' Equity
For the Years Ended March 30, 1996, April 1, 1995, and April 2, 1994

(In Thousands)
                                    Common Stock      Additional
                                  -----------------     Paid-In      Retained
                                  Shares     Amount     Capital      Earnings
                                  ------   --------     -------      --------
BALANCE, April 3, 1993...........  2,109      2,109         375        24,244


  Repurchase of common stock.....    (28)       (28)       (636)           --
  Net income.....................     --         --          --         8,652
  Stock dividend of 25%..........    521        521      14,180       (14,701)
  Cash dividends paid............     --         --          --          (448)
                                  ------   --------     -------      --------
BALANCE, April 2, 1994...........  2,602      2,602      13,919        17,747


  Repurchase of common stock.....   (103)      (103)     (3,018)           --
  Net income.....................     --         --          --        13,762
  Two-for-one stock split........  2,535      2,535      (2,535)           --
  Cash dividends paid............     --         --          --          (538)
                                  ------   --------     -------      --------
BALANCE, April 1, 1995...........  5,034      5,034       8,366        30,971

  Repurchase of common stock.....    (28)       (28)       (420)           --
  Net income.....................     --         --          --         8,700
  Cash dividends paid............     --         --          --          (602)
                                  ------   --------     -------      --------
BALANCE, March 30, 1996..........$ 5,006     $5,006      $7,946       $39,069
                                  ======   ========     =======      ========

The accompanying notes are an integral part of these consolidated statements.

Consolidated Statements of Cash Flows
For the Years Ended March 30, 1996, April 1, 1995, and April 2, 1994

(In Thousands)                                    1996      1995      1994
                                                -------   -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................     $ 8,700   $13,762   $ 8,652
  Adjustments to reconcile net income
    to net cash (used) provided by
    operating activities:
    Depreciation and amortization..........       5,289     4,495     4,899
    (Gain) loss on disposal of property,
     plant, and equipment..................        (107)      (18)      668
    Gain from insurance proceeds
       received for prorerty destroyed
        by fire (Note 2)...................      (8,902)       --        --
    Income from unconsolidated
      affiliates, net of distributions.....      (2,878)   (1,411)     (752)
    Changes in assets and liabilities:
      Accounts receivable, net.............      (3,618)   (1,621)   (1,630)
      Inventories..........................      (7,626)   (2,503)   (2,487)
      Insurance proceeds receivable........      (4,636)       --        --
      Other current assets.................        (943)     (392)      551
      Accounts payable.....................         (61)    3,978       967
      Accrued expenses.....................       (1,091)   1,564       708
      Deferred income tax liabilities......        4,145      159       743
                                                 -------  -------   -------
        Total adjustments..................      (20,428)   4,251     3,667
                                                 -------  -------   -------
        Net cash (used) provided by operating
         activities........................      (11,728)  18,013    12,319
                                                 -------  -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant,
   and equipment...........................      (35,598) (15,362)   (6,412)
  Additions to property, plant,
   and equipment, to be funded
   by insurance proceeds (note 2)..........       (4,547)      --        --
  Additions to investments in
   unconsolidated affiliates...............         (100)  (3,000)       --
  (Increase) decrease in other assets......         (488)    (258)       17
  Proceeds from sale of property,
   plant, and equipment....................          122      106        79
  Insurance proceeds for property
   destroyed by fire, net of costs (Note2).        9,980       --        --
                                                 -------  -------   -------
        Net cash provided by (used)  investing
           activities......................      (30,631) (18,514)   (6,316)
                                                 -------  -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of
   long-term debt..........................       45,000    5,000        --
Payments of long-term debt and capital
    lease obligations......................       (1,727)  (1,253)   (5,744)
  Repurchase of common stock...............         (448)  (3,121)     (664)
  Cash dividends paid......................         (602)    (538)     (448)
                                                 -------  -------   -------
        Net cash provided by (used)
          financing activities.............       42,223       88    (6,856)
                                                 -------  -------   -------
NET DECREASE IN CASH.......................         (136)    (413)     (853)
CASH AT BEGINNING OF YEAR..................          462      875     1,728
                                                 -------  -------   -------
CASH AT END OF YEAR........................      $   326  $   462   $   875
                                                 =======  =======   =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid............................      $ 2,290  $ 1,241   $ 1,343
                                                 =======  =======   =======
  Income taxes paid........................     $ 2,755   $ 6,603   $ 4,011
                                                =======   =======   =======

The accompanying notes are an integral part of these consolidated statements.

Notes to Consolidated Financial Statements

March 30, 1996, April 1, 1995, and April 2, 1994

1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   --------------------------------------------------------------------------

    Principles of Consolidation
  The consolidated financial statements include the accounts of Cagle's, Inc. and its wholly owned subsidiary (the "Company"). All significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated affiliates are accounted for under the equity method (Note 7).

    Nature of Operations
  The Company's operations, which are located in the Southeast of the United States, consist of breeding, hatching and growing chickens; feedmills; processing; further processing and marketing operations. The Company's products are primarily sold in the United States to supermarkets, food distributors, food processing companies, national fast food chains and institutional users.

    Inventories
  Live field inventories of broilers are stated at the lower of cost or market, and breeders are stated at cost, less accumulated amortization. Breeder costs are accumulated up to the production stage and amortized into broiler costs over the estimated production lives based on monthly egg production. Finished products; feed, eggs, and medication; and supplies are stated at the lower of cost (first-in, first-out method) or market.
  Inventories at March 30, 1996 and April 1, 1995 consist of the following
        (in thousands):
                                                     1996               1995
Finished products ............................   $ 10,640           $  7,813
Field inventory and breeders .................     17,630             13,742
Feed, eggs, and medication ...................      3,000              2,243
Supplies  ....................................      1,638              1,484
                                               ----------          ---------
                                                  $32,908            $25,282

    Property, Plant, and Equipment
  Property, plant, and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the following lives:
            Buildings and improvements.............  3 to 30 years
            Machinery, furniture, and equipment....  3 to 17 years
            Vehicles...............................  3 to  8 years
Maintenance and repairs are charged to expense as incurred. Major additions and improvements of existing facilities are capitalized. For retirements or sales of property, the Company removes the original cost and the related accumulated depreciation from the accounts and the resulting gain or loss is reflected in other income.

    Employee Insurance Claims
  The Company is self-funded under a minimum premium arrangement for the majority of employee claims under its group health plan. Since May 1992, the union employees of the Company have been covered for health insurance under a union health plan. The Company is self-insured for the majority of its workers' compensation risks. The Company's insurance programs are administered by professional risk management specialists. Insurance coverage is obtained for catastrophic workers' compensation and group health exposures, as well as those risks required to be insured by certain state laws. Provisions for claims under the insurance programs are based on estimates of the aggregate outstanding liability for claims incurred provided by the plan administrators. The Company's accrual for group health and workers' compensation liabilities of $2,300,000 and $2,268,000 as of March 30, 1996 and April 1, 1995, respectively, is included in accrued expenses in the accompanying balance sheets.

    Earnings Per Share
  1994 earnings and dividends per share information have been restated to reflect the two-for-one stock split issued to stockholders of record on January 3, 1995.

    Fiscal Year
  The Company's fiscal year closing date is the Saturday nearest March 31. The fiscal year includes operations for a 52-week period in 1996, 1995 and 1994.

    Use of Estimates
   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Fair Value of Financial Instruments
  The book values of cash, trade accounts receivable, trade accounts payable, and other financial instruments approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on current rates offered to the Company for debt of similar terms and maturities. Under this method, the Company's fair value of long-term debt was not significantly different than the stated value at March 30, 1996 and April 1, 1995.

    Accounting for the Impairment of Long-Lived Assets
  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment Of Long-Lived Assets and for Long Lived Assets to Be Disposed Of. " The Company will be required to adopt SFAS 121 in fiscal 1997. The Company does not believe the adoption of SFAS 121 will have a material impact on its financial statements.


2  PINE MOUNTAIN VALLEY FIRE
    ----------------------------------------------------------------------
  On June 24, 1995, the Company's plant in Pine Mountain Valley, Georgia was destroyed by fire. The Company has rebuilt the plant on the site, started processing on a limited scale in November 1995, and reached prefire capacity in January 1996. As of March 30, 1996, the Company has received $9,980,000, net of costs, from its insurance carrier in connection with assets destroyed by the fire. The excess of the net property proceeds over the book value of the property of $8,902,000, has been recorded in other income.<QL><EM>The Company is currently in the process of finalizing its insurance claims relating to business interruption costs and lost profits due to the fire. The Company has recognized $10,928,000 relating to total proceeds expected to be received under this claim as a reduction in cost of sales in 1996. Proceeds not yet received under this claim as of March 30, 1996 of $4,636,000 are included in insurance proceeds receivable in the accompanying balance sheet.
  The Company has recognized $904,000 related to proceeds received in connection with inventory and spare parts destroyed by the fire as a reduction of cost of sales in the accompanying statement of income.
  The Company is also in the process of finalizing its insurance claim relating to costs incurred in expediting the reconstruction of the plant. As of March 30, 1996, the Company has accrued for the receipt of $4,547,000 under this claim and has recognized those proceeds as a reduction in property, plant and equipment.

3  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS
    ----------------------------------------------------------------------
  Long-term debt and capital lease obligations at March 30, 1996 and April 1, 1995 consist of the following (in thousands):
                                                      1996           1995
                                                   ----------     ----------
Term note payable to a financial institution,
variable interest rates (ranging from 6.31% to
8.25% at March 30, 1996), principal payable in
full by May 31, 2000; unsecured   ................   $ 26,000     $       --
Revolving credit agreement with banks,
maturing on March 31, 1998, variable
interest rates (ranging from 6.06% to 8.5% at
March 30, 1996); unsecured  ......................     19,000             --
Term note payable to an insurance company,
maturing on July 1, 2002; secured by certain
property, plant, and equipment ...................      9,600         10,800
Industrial development revenue bonds payable
to a financial institution, variable interest
rate (3.55% at March 30, 1996), principal
payable in full by June 1, 2009; secured by
certain property, plant, and equipment  ..........      4,700          5,000
Capital lease obligations  .......................        504            714
Other notes payable at varying interest
rates and maturities  ............................        274            291
                                                    ---------      ---------
                                                       60,078         16,805
Less current maturities  .........................     (1,570)        (1,572)
                                                    ---------      ---------
                                                     $ 58,508        $15,233

  The term note payable to a financial institution provides for unsecured borrowings up to $40,000,000 through November 30, 1998, at which time the amount outstanding becomes payable in installments and is payable in full by May 31, 2000.
  The revolving credit agreement with banks provides for unsecured borrowings up to $20,000,000. Under this agreement, $5,000,000 of the $20,000,000 may be used for letters of credit. As of March 30, 1996, a $250,000 letter of credit associated with the Company's insurance program (Note 1) was outstanding, and $750,000 was available under the revolving credit agreement.
  The term note payable to an insurance company bears interest at a fixed rate of 8.6% through July 1, 1997, at which time the rate is subject to adjustment. Principal payments plus interest commenced July 1, 1993 and continue until the note matures on July 1, 2002. The Company has the option to prepay the note within 90 days after July 1, 1997, the interest rate adjustment date.
  The Company's debt agreements contain certain restrictive covenants which require that the Company maintain certain financial ratios, as defined in the debt agreements, and capital expenditures not exceed certain limits, as defined in the debt agreements. At March 30, 1996, the Company was in compliance with all covenants except the covenant relating to capital expenditures. The Company obtained a waiver from the appropriate financial institution relating to this noncompliance.
  The Company has also leased property, plant, and equipment under a capital lease with an initial term of 120 months. The net book value of assets under the capital lease at March 30, 1996 and April 1, 1995 was $591,000 and $756,000, respectively.
  Aggregate maturities of long-term debt and capital lease obligations during the years subsequent to March 30, 1996 are as follows (in thousands):
                    1997  ......................  $  1,570
                    1998  .....................      1,564
                    1999  ......................    21,570
                    2000  .....................      3,576
                    2001  ......................    24,582
                    Thereafter  ...............      7,216
                                               -----------
                                                   $60,078
                                               ===========

4  INCOME TAXES
    ----------------------------------------------------------------------
  The Company records deferred income taxes using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts.
  The Revenue Act of 1987 rescinded the cash-basis method of accounting for tax purposes, effective in fiscal 1989, previously used for the Company's farming operations. Approximately $2,845,000 of previously recorded income tax liabilities was indefinitely deferred. Under current tax law, such liabilities will continue to be deferred as long as the Company maintains compliance with certain revenue and ownership criteria.
  Income tax provisions are reflected in the statements of income as follows (in thousands):
                                         1996            1995            1994
                                     ---------       ---------       ---------
Currently payable  .................  $   748         $ 6,722         $ 4,056
Deferred payable  ..................    4,145             159             743
                                     ---------       ---------       ----------
                                       $4,893          $6,881          $4,799
                                     =========       =========       =========

  A reconciliation between income taxes computed at the federal statutory rate and the Company's provision for income taxes is as follows (in thousands):
                                                    1996      1995      1994
                                                 ---------  --------  --------
Federal statutory rate  ........................       35%       35%       34%
Federal income taxes at statutory rate  ........   $4,758    $7,225    $4,573
State income taxes, net of federal benefit  ....      537       826       538
Jobs tax credits  ..............................     (402)   (1,170)     (312)
                                                 ---------  --------  --------
                                                   $4,893     $6,881   $4,799
                                                 =========  ========  ========

  Components of the net deferred income tax liability at March 30, 1996 and April 1, 1995 relate to the following (in thousands):

                                                       1996           1995
                                                   ---------     ---------
      Deferred income tax liabilities:
         Family farm cash-basis deferral   ....      $ 2,845       $ 2,845
         Inventories  .........................        1,569         1,464
         Property and depreciation   ..........        3,874           934
         Other  ...............................        3,098         1,355
                                                   ---------     ---------
                                                      11,386         6,598
                                                   ---------     ---------
          Deferred income tax assets:
             Accrued expenses  ................        1,097         1,088
             Other  ...........................          966           332
                                                   ---------     ---------
                                                       2,063         1,420
                                                   ---------     ---------
          Net deferred income tax liability  ..       $9,323        $5,178
                                                   =========     =========

5  STOCKHOLDERS' EQUITY
    ---------------------------------------------------------------------
  In November 1994, the board of directors approved a two-for-one split of the Company's common stock in the form of a 100% stock dividend for shareholders of record as of January 3, 1995. Par value remains $1 per share. A total of 2,535,000 shares of common stock were issued in connection with the split.
  In November 1993, the board of directors approved a 25% stock dividend in the form of a five-for-four stock split. As a result, one new share of the Company's $1 par value common stock was issued for each four existing shares (including shares available under option).
  Beginning in 1990, the board of directors authorized the purchase of up to $2,500,000 of the Company's stock on the open market. In November 1994, the board increased the authorized amount to $7,500,000. As of March 30, 1996, 376,000 shares had been repurchased by the Company at a total cost of $5,851,000.

6  STOCK OPTION PLAN
    --------------------------------------------------------------------
  In May 1993, the board of directors approved an incentive stock option plan (the "Plan"). Under the provisions of the Plan, options to purchase a maximum of 125,000 shares may be granted through 2003. The administrator of the Plan, appointed by the board of directors, determines the grantee, vesting period, exercise date, and expiration dates for all options granted. In addition, the Plan provides for the issuance of options at prices not less than market value at the date of grant. During May 1993, the Company granted 31,250 options with an exercise price of $9.30 under the Plan. No options have been exercised.

7  INVESTMENTS IN AND RECEIVABLES FROM UNCONSOLIDATED AFFILIATES
    ----------------------------------------------------------------------
  On March 26, 1993, the Company acquired a 50% equity interest in a joint venture formed with an unrelated party to own and operate the Company's processing facility at Camilla, Georgia.
  The Company occasionally sells eggs and broilers to the joint venture and purchases feed from the joint venture. In addition, the Company performs certain management and administrative services for the joint venture. The Company receives a fee for its management services based on production volumes of the joint venture. Sales to, purchases from, accounts payable and receivable from, and service fees charged to the joint venture are based on terms consistent with those of unrelated parties and are summarized as follows
 (in thousands):
                                                   1996      1995      1994
                                                 --------  --------  --------
              Sales  .........................   $  4,095  $  1,963  $    635
              Purchases  .....................     18,557    20,898     9,313
              Accounts receivable  ...........         20        60       315
              Accounts payable  ..............        138     1,563       252
              Administrative service fees  ...        902       548       371

  The Company accounts for its investments in three affiliates using the equity method. The Company's share of affiliates' earnings and management fees was $4,940,000 and $4,297,000 for the years ended March 30, 1996 and April 1, 1995, respectively, and is included in other income in the accompanying statements of income. At March 30, 1996, undistributed retained earnings of affiliates was approximately $6,108,000.
  Summarized combined balance sheet information for unconsolidated affiliates as of March 30, 1996 and April 1, 1995 is as follows (in thousands) (unaudited):

                                                           1996       1995
                                                       ----------  ----------
             Current assets  ..........................  $ 24,772    $ 16,143
             Noncurrent assets  .......................    64,398      51,734
                                                       ----------  ----------
             Total assets   ...........................  $ 89,170    $ 67,877

             Current liabilities  .....................  $ 11,713    $  8,430
             Noncurrent liabilities  ..................    34,452      27,003
             Owners' equity  ..........................    43,005      32,444
                                                       ----------  ----------
             Total liabilities and owners' equity  ....  $ 89,170    $ 67,877
                                                       ==========  ==========
Summarized, combined statement of income information for all unconsolidated affiliates for the years ended March 30, 1996 and April 1, 1995 is as follows (in thousands) (unaudited):
                                                 1996          1995
                                              ---------     ---------
             Net sales  .................     $ 128,184     $ 113,904
             Gross profit  ..............        19,571        13,958
             Operating income  ..........        15,232        11,893
             Income before taxes  .......        10,990        10,123


8  MAJOR CUSTOMER
    --------------------------------------------------------------------
  Sales to the Company's two largest customers represented 33%, 45%, and 47% of net sales during fiscal 1996, 1995, and 1994, respectively. Additionally, a major portion of the joint venture's sales (Note 7) are to the Company's largest customer. The Company has an agreement with this customer to supply chicken under a cost-plus arrangement, and approximately 24% of the Company's production is committed to the customer. Under the arrangement, production in excess of the customer's demands and by-products are sold to other customers.

9  BENEFIT PLANS
    --------------------------------------------------------------------
  Under a collective bargaining agreement, the Company contributes to a multiemployer pension plan for the benefit of certain of its employees who are union members. A separate actuarial valuation for this plan is not made for the Company. Accordingly, information with respect to accumulated plan benefits and net assets available for benefits is not available. Under the Employee Retirement Income Security Act of 1974, as amended in 1980, an employer upon withdrawal from a multiemployer plan is required, in certain cases, to continue funding its proportionate share of the plan's unfunded vested benefits. The Company's contribution rate is a fixed-dollar amount per eligible employee. The Company made total contributions to the union plan of $168,000, $179,000, and $144,000 in 1996, 1995, and 1994, respectively.
  The Company has a 401(k) retirement plan for employees not covered by a collective bargaining agreement. Under the plan, the Company matches contributions up to 2% of participating employees' salaries; additional contributions may be made at the discretion of the Company's board of directors. The Company made matching contributions of $295,000, $232,000, and $228,000 in 1996, 1995, and 1994, respectively. No discretionary company contributions have been made to this plan.
  The Company does not provide postretirement medical or other benefits to employees.

10  COMMITMENTS AND CONTINGENCIES
    ----------------------------------------------------------------------
  The Company leases certain of its buildings, equipment, and vehicles under operating leases. The statements of income include rental expense relating to operating leases of $2,763,000 in 1996, $3,045,000 in 1995, and $2,565,000 in
1994.
  At March 30, 1996, future minimum payments under operating leases were as follows (in thousands):
            1997  ...................................       $ 1,430
            1998  ...................................           914
            1999  ...................................           272
            2000  ...................................            24
                                                         ----------
            Total   ...................................     $ 2,640
                                                         ==========

  The Company enters into contracts for the purchase of grain and other feed ingredients. These contracts specify the quantity to be purchased, and the cost is determined upon delivery using current market prices.
  The Company estimates its purchase commitments under these contracts to be approximately $28,400,000 at March 30, 1996.
  The Company is involved in various legal actions arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.


11  QUARTERLY FINANCIAL DATA (UNAUDITED)
    ---------------------------------------------------------------------
  Quarterly financial data is as follows (in thousands, except per share data):

                                                 Operating
                                         Net      Income      Net     Earnings
                                        Sales     (Loss)    Income**  Per Share*
                                       --------   -------   -------   ---------
      Fiscal year 1996 quarter ended:
       July 1, 1995  ................. $ 89,421   $ 1,592   $ 1,596     $ 0.32
       September 30, 1995  ...........   77,243    (1,246)    2,912       0.58
       December 30, 1995  ............   64,439      (360)    2,429       0.48
       March 30, 1996  ...............   77,646     1,658     1,763       0.35


                                          Net      Operating  Net     Earnings
                                         Sales     Income    Income*  Per Share*
                                        --------   -------  -------   --------
      Fiscal year 1995 quarter ended:
       July 2, 1994  .................  $ 87,972   $ 5,317  $ 3,438     $ 0.66
       October 1, 1994  ..............    89,227     4,834    3,472       0.67
       December 31, 1994  ............    83,640     4,958    3,601       0.70
       April 1, 1995  ................    88,931     3,521    3,251       0.64

       *Earnings per share amounts have been restated to reflect the two-for-one stock split to stockholders  of record on January 3, 1995.
      **Net income for the quarters ended September 30, 1995, December 30,
        1995, and March 30, 1996 includes pre-tax income of $4,587,000, $3,792,000, and $523,000 respectively relating to the excess of net property insurance proceeds received over the book value of the Company's Pine Mountain Valley plant which was destroyed by fire
        (Note 2).

Officers and Directors

Cagle's, Inc.

Officers
J. DOUGLAS CAGLE
Chairman and Chief Executive Officer
KENNETH R. BARKLEY
Senior Vice President Finance/Treasurer/CFO
JERRY D. GATTIS
President and Chief Operating Officer
JOHN BRUNO
Senior Vice President, Sales and Marketing
MARK M. HAM IV
Vice President Management Information Systems
GEORGE L. PITTS
Corporate Secretary
JAMES DAVID CAGLE
Vice President New Product Sales
GEORGE DOUGLAS CAGLE
Vice President New Product Development

Board of Directors
J. DOUGLAS CAGLE
Chairman
Cagle's, Inc.
KENNETH R. BARKLEY
Senior Vice President Finance/Treasurer/CFO
Cagle's, Inc.
GEORGE DOUGLAS CAGLE
Vice President New Product Development
Cagle's Inc.
JAMES DAVID CAGLE
Vice President New Product Sales
Cagle's, Inc.
JERRY D. GATTIS
President and Chief Operating Officer
Cagles, Inc.
CANDACE CHAPMAN
Principal
C2 Associates, Ltd.
MARK M. HAM IV
Vice President Management Information Systems
Cagle's, Inc.
JOHN J. BRUNO
Senior Vice President Sales and Marketing
Cagle's, Inc.
G. BLAND BYRNE
Partner
Byrne, Eldridge, Moore & Davis

Audit Committee
CANDACE CHAPMAN, Chairperson
G. BLAND BYRNE
GEORGE DOUGLAS CAGLE

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

Subsidiary
Cagle's Farms Inc.

Officers
J. DOUGLAS CAGLE
Chairman and Chief Executive Officer
JERRY D. GATTIS
President and Chief Operating Officer
KENNETH R. BARKLEY
Senior Vice President Finance/Treasurer/CFO
MARK M. HAM, IV
Vice President Management Information Systems
GEORGE L. PITTS
Corporate Secretary

Board of Directors
J. DOUGLAS CAGLE
Chairman and Chief Executive Officer,
Cagle's, Inc./Cagle's Farms Inc.
JERRY D. GATTIS
President and Chief Operating Officer
Cagle's, Inc./Cagle's Farms, Inc.
KENNETH R. BARKLEY
Senior Vice President Finance/Treasurer/CFO
Cagle's, Inc./Cagle's Farms, Inc.
MARK M. HAM, IV
Vice President Management Information Systems
Cagle's, Inc./Cagle's Farms Inc.

Corporate Data

Annual Stockholders' Meeting

  The Annual Stockholders' Meeting will be conducted at the Corporate Headquarters, 2000 Hills Avenue, N.W., Atlanta, Georgia, at 11:00 A.M. on Friday, July 12, 1996.

- --------------------------------------------------------------------------

Form 10-K

The Form 10-K Annual Report for 1996, as filed by the Company with the Securities and Exchange Commission, is available to Cagle's, Inc. stockholders after June 30, 1996 on request and without charge.

Write:
KENNETH R. BARKLEY
SENIOR VICE PRESIDENT FINANCE/
TREASURER/CFO
Cagle's, Inc.
2000 Hills Ave., N.W.
Atlanta, Georgia 30318

- ---------------------------------------------------------------------------

General Information

Registrar and Transfer Agent
SUNTRUST BANK
Atlanta, Georgia

Legal Counsel
BYRNE, ELDRIDGE, MOORE & DAVIS P.C.
Atlanta, Georgia

Auditors
ARTHUR ANDERSEN LLP
Atlanta, Georgia