Form 10-K, Exhibit 13
period 1996-03-30
CAGLES INC
filed 1996-06-14
CIK 16104

PROXY STATEMENT

CAGLE'S, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD
JULY 12, 1996

TO THE HOLDERS OF CLASS A COMMON STOCK:
   Notice is hereby given that the Annual Meeting of Shareholders of Cagle's, Inc. (the "Company"), will be held at the Company's offices located at 2000 Hills Avenue, Atlanta, Georgia, on the 12th day of July, 1996, at 11:00 A.M. Eastern Daylight Time, for the following purposes:

(1) To fix the number of members of the Board of Directors at nine, and to elect the members thereof; and

(2) To transact any other business that may properly come before the meeting or any adjournments thereof; all as set forth in the Proxy Statement accompanying this notice.

   Only holders of record of Class A Common Stock on May 25, 1996, will be entitled to vote at the meeting. The transfer books will not be closed.


                                    By order of the Board of Directors.


                                    George L. Pitts, Secretary


Atlanta, Georgia
June 10, 1996

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

CAGLE'S, INC.
2000 HILLS AVENUE, N.W.    ATLANTA, GEORGIA 30318

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JULY 12, 1996

   The enclosed proxy is solicited by the Board of Directors of Cagle's, Inc. (the ``Company") for use at the Annual Meeting of Shareholders to be held on July 12, 1996, and at any adjournment thereof, and is revocable by written notice to the Secretary of the Company at any time before its exercise. Unless revoked, proxies in the form enclosed, properly executed and received by the Secretary of the Company prior to the Annual Meeting, will be voted at the meeting as specified by the shareholder in the proxy or, except with respect to broker non-votes, if no specification is made in the proxy, then the persons designated as proxies shall vote FOR each of the proposals set forth in the accompanying Notice of Annual Meeting of Shareholders, and according to their discretion upon all other matters which may properly come before the meeting. Broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote. Abstentions will not be counted either as a vote FOR or a vote AGAINST a proposal and will have no effect on the outcome of the vote.

   An annual report to the shareholders, including financial statements for the year ended March 30, 1996, is enclosed herewith. The approximate date of mailing this proxy statement and the form of proxy is June 10, 1996.

   On May 25, 1996, the Company had outstanding and entitled to vote at the Annual Meeting 5,006,263 shares of Class A Common Stock. With regard to any matter to be considered, each share of Class A Common Stock is entitled to one vote. If a quorum is present, directors will be elected by the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. A quorum consists of shareholders owning 50% of the Class A Common Stock plus one share. Only shareholders of record on May 25, 1996, are entitled to vote at the meeting.

   The enclosed proxy will be voted to fix the number of members of the Board of Directors at nine and elect the nine nominees named in the proxy. Each director shall hold office for a term of one year and thereafter until his or her successor shall have been duly elected and qualified. In the event that any of the nominees is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select. All nine of the nominees are presently directors, whose one year terms of office will expire at the Annual Meeting.

DIRECTORS AND EXECUTIVE OFFICERS

   The following persons are presently directors of the Company and have been nominated to stand for re-election:

   J. Douglas Cagle, 65, has been a director of the Company since 1953, and has been Chief Executive Officer of the Company since 1970 and Chairman of the Board of the Company since July, 1993. Mr. Cagle served as President of the Company from 1970 to July, 1993. He is expected to be reelected to the offices of Chief Executive Officer and Chairman of the Board when his one year term expires at the next annual meeting of the Board, which is scheduled for July 12, 1996, immediately following the Annual Meeting of Shareholders. Under rules promulgated by the Securities and Exchange Commission, Mr. Cagle is a ``control person" of the Company due to his stock holdings and those of his relatives. Mr. Cagle is the father of George Douglas Cagle and James David Cagle, who are also directors of the Company.

   George Douglas Cagle, 43, has been a director of the Company since July, 1976. Mr. Cagle has been employed in the corporate sales department of the Company since the end of 1977, and he has been Vice President New Product Development since July, 1993, an office to which he is expected to be reelected at the next annual meeting of the Board. Mr. Cagle is the son of J. Douglas Cagle and the brother of James David Cagle, who are also directors of the Company.

   Kenneth R. Barkley, 55, has been employed by the Company since April, 1974, has been a director of the Company since July, 1977, and has been Treasurer and Chief Financial Officer of the Company since July, 1977 and Senior Vice President Finance of the Company since July, 1993. Mr. Barkley served as Secretary of the Company from July, 1977 to July, 1993. He is expected to be reelected to the offices of Treasurer, Chief Financial Officer and Senior Vice President Finance at the next annual meeting of the Board.

   James David Cagle, 42, has been a director since July, 1987. He has been employed in the corporate sales department of the Company since 1982, and he has been Vice President New Product Sales since July, 1993, an office to which he is expected to be reelected at the next annual meeting of the Board. Mr. Cagle is the son of J. Douglas Cagle and the brother of George Douglas Cagle, who are also directors of the Company.

   Jerry Don Gattis, 47, has been a director since July, 1989, and has been President and Chief Operating Officer of the Company since July, 1993, offices to which he is expected to be reelected at the next annual meeting of the Board. Mr. Gattis joined the Company in April, 1987 as Vice President Sales and Marketing, which office he held until February, 1989. He served as Senior Vice President of the Company from February, 1989 to July, 1993. Before becoming employed by the Company, Mr. Gattis was Director of Sales and Distribution for Pilgrim's Pride and had held this position since 1981. Mr. Gattis previously had been associated with Mountaire Corporation, which Pilgrim's Pride acquired in 1981. While with Mountaire, Mr. Gattis served as Sales Manager and later as General Manager of Processing and Sales.

   Mark M. Ham IV, 41, has been a director since July, 1993. Mr. Ham has been Assistant Secretary of the Company since July, 1987 and Vice President Information Systems since July, 1993, offices to which he is expected to be reelected at the next annual meeting of the Board. Mr. Ham has been associated with the Company since 1977, during which time he has been responsible for the Company's cost accounting and special accounting projects and matters involving data processing and telecommunication.

John J. Bruno, Jr., 52, has been a director since July, 1993. Mr. Bruno joined the Company in October, 1988 as Director of Sales and Marketing and has been Senior Vice President Sales and Marketing of the Company since July, 1993, an office to which he is expected to be reelected at the next annual meeting of the Board. Mr. Bruno served as Vice President Sales and Marketing from February, 1989 to July, 1993. Before becoming employed by the Company, Mr. Bruno was Director of Sales and Marketing for Marshall Durbin Company and had held that position since 1980.

   Candace Chapman, 39, has been a director since July, 1993. Ms. Chapman is a principal in C2 Associates, Ltd. Prior to forming C2 Associates, Ltd., Ms. Chapman was a Consultant/Director of Marketing at Wyatt Investment
Consulting, Inc. Ms. Chapman previously was a Vice President at Atlanta Capital Management Company from 1991 to October, 1994, and worked in the trust investment division of SouthTrust Bank, from 1987 to 1991, where she developed business opportunities for the bank. Ms. Chapman is a Certified Public Accountant and also holds Series 7 and Series 63 investment licenses.

   G. Bland Byrne III, 44, has been a director since July, 1995. Mr. Byrne is a principal in the law firm of Byrne, Eldridge, Moore & Davis, P.C. Mr. Byrne previously was a partner in the law firm of Swift, Currie, McGhee & Hiers, from January, 1984 to April, 1994.

   The foregoing list of nominees includes several persons who also may be considered executive officers of the Company: namely, J. Douglas Cagle, George Douglas Cagle, Kenneth R. Barkley, James David Cagle, Jerry Don Gattis, Mark M. Ham IV, and John J. Bruno, Jr. In addition, the following individual is expected to be reelected as an executive officer immediately following the Annual Meeting:

George L. Pitts III, 47, has been Secretary of the Company since July, 1993, an office to which he is expected to be reelected at the next annual meeting of the Board. Mr. Pitts has been employed in the corporate accounting department of the Company since 1974, holding the position of Corporate Accounting Manager.

OWNERSHIP OF VOTING SHARES BY OFFICERS, DIRECTORS AND OTHERS

The following table sets forth the stock ownership in the Company, as of May 1, 1996, of each director and nominee for director and of each executive officer named in the Summary Compensation Table on page 5 hereof.


                               Amount and Nature of       Percent of
                              Beneficial Ownership of       Class A
    Name                        Class A Common Stock      Common Stock

J. Douglas Cagle..............     2,124,556  (a)            42.4%
George Douglas Cagle..........       439,484  (b)             8.8%
Kenneth R. Barkley............         4,000  (c)              *
James David Cagle.............       443,178  (d)             8.9%
Jerry Don Gattis..............        14,192  (e)              *
Mark M. Ham IV................         3,850  (f)              *
John J. Bruno, Jr.............         4,750  (g)              *
Candace Chapman...............           494                   *
G. Bland Byrne III............         2,000                   *
All Directors and
Executive Officers
as a group (10) persons.......     3,036,504  (h)            60.4%

- --------------

*Less than 1% of issued and outstanding shares of Class A Common Stock of the Company.
(a) This amount includes 962,028 shares owned by Mr. Cagle as trustee of a trust established under the will of his father.
(b) This amount includes 105,026 shares held as custodian for Mr. Cagle's children.
(c) This amount includes 3,750 shares which may be acquired upon the exercise of options which are presently exercisable.
(d) This amount includes 108,722 shares held as custodian for Mr. Cagle's children.
(e) This amount includes 7,500 shares which may be acquired upon the exercise of options which are presently exercisable.
(f) This amount includes 3,750 shares which may be acquired upon the exercise of options which are presently exercisable.
(g) This amount includes 3,750 shares which may be acquired upon the exercise of options which are presently exercisable.
(h) This amount includes 18,750 shares which may be acquired upon the exercise of options which are presently exercisable.

   The following table sets forth each person known to management to be the beneficial owner of more than five percent of the voting securities of the Company as of May 1, 1996:

                                                 Amount and Nature
  Title of        Name and Address of             of Beneficial      Percent of
  Class           Beneficial Owner                Owenership (a)        Class

Class A          J. Douglas Cagle ..............  2,124,556 (b)          42.4%
Common Stock     2000 Hills Avenue, N.W.
                 Atlanta, Georgia 30318

Class A          George Douglas Cagle ..........    439,484  (c)          8.8%
Common Stock     2000 Hills Avenue, N.W.
                 Atlanta, Georgia 30318

Class A          James David Cagle..............    443,178 (d)           8.9%
Common Stock     2000 Hills Avenue, N.W.
                 Atlanta, Georgia 30318

Class A          Dimensional Fund Advisors, Inc.    306,000 (e)           6.1%
Common Stock     1299 Ocean Avenue
                 11th Floor
                 Santa Monica, California 90401
- ----------------
(a) Of the shares shown in this column, management knows of no shares with respect to which such listed beneficial owners have the right to acquire beneficial ownership as specified in regulations of the Securities and Exchange Commission.
(b) This amount includes 962,028 shares owned by Mr. Cagle as trustee of a trust established under the will of his father.
(c) This amount includes 105,026 shares held as custodian for Mr. Cagle's children.
(d) This amount includes 108,722 shares held as custodian for Mr. Cagle's children.
(e) Dimensional Fund Advisors, Inc. (``Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 306,000 shares as of December 31, 1995, all of which are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in a series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

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

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS AND
COMPENSATION OF DIRECTORS

   The Board of Directors established an Audit Committee in February, 1981. This committee reviews the work of the Company's independent public accountants, management, and internal accounting staff to ensure that each is properly discharging its responsibilities in the area of financial control and reporting. The committee is presently composed of George Douglas Cagle, G. Bland Byrne III, and Candace Chapman. The Company does not have nominating or compensation committees of the Board of Directors. During the last fiscal year, there were five meetings of the Board of Directors, and the Audit Committee met one time. Each of the incumbent directors during the last fiscal year attended at least 75% of the aggregate of the number of meetings of the Board of Directors and the number of meetings of the Audit Committee held during any period during which he was a director or member of the Audit Committee, respectively.

   During the Company's last fiscal year, each director who was not also an officer or full time employee of the Company, received an annual director's fee in the amount of $15,000. Directors who were officers or full time employees of the Company received an annual director's fee of $10,000.

EXECUTIVE COMPENSATION

   The following tables and narrative text discuss the compensation paid in the Company's fiscal year ended March 30, 1996, and the two prior fiscal years to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers.

Summary Compensation Table

                                                      Long Term
                                                      Compensation
                                                     ------------
                                  Annual              Securities
Name and Principal        --------------------------  Underlying    All Other
Position                  Year(1  Salary    Bonus (2  Options(#)  Compensation(3
- -------------------------  ----   --------  --------  ----------  --------------
J. Douglas Cagle           1996   $277,198  $135,960        -0-     $26,018 (4
Chairman of the Board &    1995    262,315   132,000        -0-      18,400
Chief Executive Officer    1994    248,796   122,200        -0-      12,213
Jerry Don Gattis           1996    266,880   128,440        -0-       8,451
President &                1995    243,639   123,500        -0-       9,676
Chief Operating Officer    1994    226,361   112,294     12,500       9,559
John J. Bruno              1996    166,058    82,500        -0-       3,046
Senior Vice President      1995    151,289    75,000        -0-       4,247
Sales and Marketing        1994    138,746    67,695      6,250       4,614
Kenneth R. Barkley         1996    124,368    58,526        -0-       5,701
Senior Vice President      1995    117,577    56,275        -0-       8,370
Finance,Treasurer &        1994    110,280    52,140      6,250       7,728
Chief Financial Officer
Mark M. Ham IV             1996     97,998    45,032        -0-      11,408
Vice Pres. Information     1995     92,775    43,300        -0-      10,571
Systems & Asst. Secretary  1994     84,807    40,092      6,250       5,829

(1 The year designated in this column refers to the Company's fiscal year which ended in such year, which for 1996 was March 30, 1996.
(2 The amounts in this column represent the bonuses paid to the named individuals pursuant to the Company's Executive Bonus Plan.
(3 This column includes contributions or payments to, or for the account of, the named individuals pursuant to the Company's Cash or Deferred Profit-Sharing Plan (the "401(k) Plan") and to the Company's medical reimbursement plan. The medical reimbursement plan covers directors who are also employees and officers. Medical expenses of the covered individuals and their dependents which are not otherwise covered by insurance are paid under this plan upon the filing of a proof of claim by the covered individual with the Company's insurance carrier.
(4 This amount includes $20,400 representing the portion of the premiums paid with respect to the split dollar life insurance policies described in COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION below, which portion is considered income for purposes of taxation.

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
J. Douglas Cagle         _             _            _              _
Jerry D. Gattis          _             _        7,500/5,000   $42,750/$28,500
John J. Bruno            _             _        3,750/2,500   $21,375/$14,250
Kenneth R. Barkley       _             _        3,750/2,500   $21,375/$14,250
Mark M. Ham IV          _              _        3,750/2,500   $21,375/$14,250




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

Two irrevocable trusts hold two cash value life insurance policies on the lives of J. Douglas Cagle and his wife, the aggregate face value of which is $20,000,000. The Company is a party to a split dollar agreement with each trust pursuant to which the Company has agreed to make all of the payments on the policies which are not paid by the trusts until the death of both J. Douglas Cagle and his wife or, if earlier, the termination of the agreements by the trusts, at which time the trusts shall repay to the Company all amounts paid by the Company on such policies. The premiums paid by the Company on these policies during its last fiscal year totaled $289,755.28.

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

The stock options granted under the 1993 Stock Option Plan, which plan was approved by the shareholders in July, 1993, provide an incentive for executive officers to manage the Company with a view toward maximization of long-term shareholder value. Stock options to purchase Class A Common Stock may be granted by the Plan Administrator to executive officers at an option price of 100% of the market value on the date of the grant, with a maximum term of 10 years. The Plan Administrator has sole discretion in determining the amount of shares covered by each option and the vesting thereof.

This report was prepared by the entire Board of Directors of the Company.

Performance Graph

The following graph presents a comparison of five year cumulative total shareholder returns among Cagle's, Inc., the S&P 500 Index and a Peer Group Index. This information provides the annual return from the beginning of the previous fiscal year assuming dividends are reinvested monthly. The graph assumes an initial investment of $100 in March 1991. The Peer Group Index consists of the following companies: Golden Poultry, Inc., Hudson Foods, Inc., Pilgrim's Pride Corporation, Sanderson Farms, Inc., Tyson Foods, Inc., and
WLR Foods, Inc.

March 31, 1991 = $100.00

                           Base
                           Year    March   March   March   March   March
Company/Index              1991     1992    1993    1994    1995    1996
                           ----    -----   -----   -----   -----   -----
CAGLE'S, INC. -CL A         100     112      418     402     656     543
S&P 500 INDEX               100     111      128     130     150     198
PEER GROUP INDEX
  AVERAGE                   100      86      123     111     131     122

MATERIAL INTERESTS AND MATERIAL TRANSACTIONS

Certain directors or nominees for director are affiliated with entities that have transacted a material amount of business with the Company during the Company's last fiscal year or that propose to do so during the Company's current fiscal year. These business relationships are as follows:

The firm of Swift, Currie, McGhee & Hiers, in which Mr. Warner S. Currie, who was a director of the Company during the first three months of the last fiscal year of the Company, is of counsel, received $138,296.10 during the last fiscal year of the Company as fees for legal services rendered to the Company and its subsidiaries. The firm of Byrne, Eldridge, Moore & Davis, P.C. in which Mr. G. Bland Byrne III, a director of the Company, is a principal, received $202,289.00 during the last fiscal year of the Company as fees for legal services rendered to the Company and its subsidiaries.

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

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected Arthur Andersen LLP to serve as independent accountants of the Company for the current fiscal year. Arthur Andersen LLP has served as the Company's independent accountants since 1984.

Representatives of Arthur Andersen LLP are expected to be present at the shareholders' meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSALS OF SECURITY HOLDERS FOR 1997 ANNUAL MEETING

The deadline for receipt of shareholder proposals for inclusion in the Company's proxy statement and form of proxy for presentation at the 1997 annual meeting of shareholders is February 12, 1997.

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

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS HEREBY SOLICITED, ON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE COMPANY'S MOST RECENT FISCAL YEAR. REQUESTS SHOULD BE ADDRESSED TO MR. GEORGE PITTS, SECRETARY, CAGLE'S, INC., POST OFFICE BOX 4664, ATLANTA, GEORGIA 30302. IF THE PERSON REQUESTING THE REPORT WAS NOT A SHAREHOLDER OF RECORD ON MAY 25, 1996, THE REQUEST MUST INCLUDE A REPRESENTATION THAT HE WAS A BENEFICIAL OWNER OF THE COMMON STOCK ON
THAT DATE.

By order of the Board of Directors.
George L. Pitts, Secretary

Atlanta, Georgia
June 10, 1996