Form 10-K, Exhibit 13
period 1997-03-29
CAGLES INC
filed 1997-06-13
CIK 16104

CAGLE'S, INC. & SUBSIDIARY
Chief Executive Officer's Letter


To Our Stockholders:

Having concluded a year that provided a full menu of opportunities, it is a good time to review where we have been and our view for the future.

  Throughout most of the year the Company and the entire industry endured grain prices that were higher than any in recent history, if ever. This additional cost put a tremendous strain on margins and was the major reason that our operating profits were severely impacted. The large debt load that the Company incurred to rebuild from the Pine Mountain fire and to support working capital during the period of unprecedented high cost carried our interest expense to the highest in our history.

  These were two of our greatest challenges during the year.

  All was not so grim, however, as our Joint Venture operations contribution to earnings continued to increase and provide the stability that we had envisioned in the face of volatile commodity markets. While these earnings do not appear as operating income these Joint Ventures provide a means of further integration and growth to support our marketing efforts while limiting risk and commitment of capital that would otherwise be required.

  As to future outlook, we are continually evaluating our product mix as it relates to margin contribution and dedication of resources. This involves evaluation of both existing products relative to market life and profitability as well as new product development.

  Grain prices have moderated somewhat and the outlook is much better for this crop year. We have reason to be more optimistic about corn prices this year but soy prices are expected to remain a challenge. We believe that the earnings outlook for the coming year is substantially improved at this time. We expect to reduce total debt substantially over the next year and consequently reduce interest expense, another boost to earnings.

We are sincerely appreciative of your encouragement and support.

             J. Douglas Cagle

Management's Discussion and Analysis of Financial Condition and Results of Operations

General
  The Company's earnings for the year were severely impacted by record high grain prices throughout much of the year along with interest expenses on debt to sustain record high working capital requirements and for the construction of the new plant at Pine Mountain Valley, Georgia.

  Earnings and fees from the Company+s unconsolidated affiliates were an effective balance to reduced margins in the basic core business. In addition, the Company was able to recover a larger portion of its business interruption insurance claim than had been accrued and this difference contributed positively to earnings for the year.

1997 Compared to 1996
  Net sales increased by 14.5% ($45 million) as compared to Fiscal 1996. This increase is attributed to increased production (up 23.8%) due to the new Pine Mountain Valley facility operating at full one-shift capacity for the entire year and higher market prices for broilers (12.3% as compared to Fiscal 1996). Gross margins averaged lower than year-ago levels, 4.95% vs. 5.6% with high feed cost as the primary cause. Feed averaged 19.5% higher than the average cost in Fiscal 1996. Cost of sales was reduced by $2.5 million as a result of recovery under the Company's business interruption insurance claim from the Pine Mountain Valley fire loss.

  Selling and delivery expenses and general and administrative expense as a percentage of sales remained essentially the same as for the previous year, 3.08% for selling and delivery expense for each year and 2.08% vs. 2.01% respectively for general and administrative expense.

  Interest expense increased by 86.4% over Fiscal 96 and is the result of higher borrowing levels throughout the year.

  Other income declined from previous-year levels due to the inclusion of $8.9 million of difference in book value and proceeds from property insurance in the Fiscal 96 amount.

  Fiscal 1997 includes $7,753,000 of fees and profits from unconsolidated affiliates as compared to $4,940,000 in Fiscal 1996. Also included is a charge of $635,000 for settlement of an OSHA citation at the Macon plant and a favorable land condemnation ruling of $626,000.

  The provision for income taxes is computed at statutory rates allowing for various tax credits available to the Company resulting in a net effective rate of 28%.

1996 Compared to 1995

  Net sales in 1996 dropped by 11.7% ($41 million) as compared to 1995. This reduction is primarily due to the production lost at the plant destroyed by fire from the time of the fire in June 1995 to start-up in late November 1995 and ultimately not attaining pre-fire production until the fourth quarter. The reduction in sales due to the fire was somewhat offset by higher market prices during 1996. Georgia Dock Market prices averaged $.0197 per lb. higher in 1996, which was 3.6% higher than 1995.

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

  Selling, delivery and general and administrative expenses increased by 3% as a group from 1995 levels primarily due to increases in personnel related costs during the year and some additional costs associated with filing the insurance claim resulting from the fire.

  Interest expense increased by $1.43 million in 1996 as compared to 1995 due to funds borrowed to rebuild the processing plant and finance the increased working capital needs resulting from the fire. Construction was well under way before the first advances were made by the insurance carrier and cost of the new plant ultimately exceeded the property insurance proceeds by approximately $16 million. In addition, receipt of business interruption insurance proceeds has been slow thereby resulting in increased borrowing to support operations.

  The provision for income taxes is computed at statutory rates allowing for various tax credits available to the Company resulting in a net effective rate of 36%.

Financial Condition and Liquidity
  In August of 1996, the Company closed a $25,000,000 term loan which moved borrowing from existing lines of credit to term. These funds had been expended in reconstruction of the Pine Mountain plant and at the same time established a $35,000,000 revolving line of credit to be used for working capital needs. As of March 29, 1997, $25,000,000 was outstanding on the term loan and $19,000,000 was outstanding on the revolver. These loans are both unsecured.

  We are cautiously optimistic about earnings prospects for Fiscal 1998 as the current projection for corn prices is favorable as compared to a year ago; however, soymeal is expected to remain at last year's levels and higher. Actual performance will depend upon market prices for our products as well as grain prices and prices for export items are expected to continue to be quite volatile. Material changes in any component, whether it be from cost of grain or selling prices will materially affect earnings.

Five-Year Selected Financial Data
(In Thousands, Except Per Share Data)

                             52 Weeks   52 Weeks  52 Weeks  52 Weeks 53 Weeks
                               Ended     Ended     Ended     Ended     Ended
                             March 29,  March 30,  April 1,  April 2,  April 3,
                                1997      1996      1995      1994      1993
                             ---------  --------  --------  -------- ---------
OPERATING RESULTS:
  Net sales.................  $353,567  $308,749  $349,770  $312,696  $280,105
  Operating expenses........   354,345   307,105   331,140   299,425   270,486
                             --------- ---------  --------  --------  --------
  Operating income(loss)....      (778)    1,644    18,630    13,271     9,619
  Interest expense..........    (4,659)   (2,499)   (1,072)   (1,336)   (1,469)
  Other income, net.........     8,268    14,448     3,085     1,516       198
                             --------- ---------  --------  --------  --------
  Income before income taxes
    and accounting change...     2,831    13,593    20,643    13,451     8,348
  Provision for income taxes.      792     4,893     6,881     4,799     3,142
                             ---------  --------  --------  --------  --------
  Income before accounting
     change.................    $2,039    $8,700   $13,762    $8,652    $5,206
                             =========  ========  ========  ========  ========

FINANCIAL POSITION:
  Working capital.....        $ 31,940  $ 40,510   $17,592   $19,741   $19,068
  Total assets.....            139,397   142,687    88,771    69,220    65,006
  Long-term debt.....           49,798    58,508    15,233    11,819    17,591
  Stockholders' equity.....     53,459    52,021    44,371    34,268    26,728

PERFORMANCE PER COMMON SHARE:*
  Income before accounting
     change..................    $0.41     $1.73     $2.67     $1.66     $0.99
  Net income.................     0.41      1.73      2.67      1.66      1.08
  Dividends..................     0.12      0.12      0.105     0.085     0.06
  Book value at the end of
     the year ...............    10.68     10.39      8.81      6.58      5.07

Average number of common shares
    outstanding*.............    5,006     5,018     5,152     5,224     5,272

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

Stockholders
   As of March 29, 1997, there were 337 stockholders of record of the Company's Class A common stock.

Market Price of Common Stock
  The Company's common stock is listed and principally traded on the American Stock Exchange, Ticker Symbol CGL. Quarterly dividend data and market highs and lows for the past two years were:

                          1997                              1996
               ----------------------------     -----------------------------
               Dividend     High      Low       Dividend     High      Low
               --------   ---------  -------    --------   ---------  -------
    Quarter:
     First      $0.030    $15-7/8    $15-7/8     $0.030    $23-7/8    $16
     Second      0.030     14-1/8     14          0.030     17-3/4     13-3/4
     Third       0.030     14-3/8     14-1/4      0.030     17-7/8     14
     Fourth      0.030     13-1/4     13          0.030     18-1/2     14-1/8

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

May 16, 1997
__________________________________________________________________________

Report of Independent Public Accountants
To the Board of Directors and
Stockholders of Cagle's, Inc.:

We have audited the consolidated balance sheets of CAGLE'S, INC. (a Georgia corporation) AND SUBSIDIARY as of March 29, 1997 and March 30, 1996 and the related consolidated statements of income, stockholders+ equity, and cash flows for each of the three years in the period ended March 29, 1997. These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Cagle
Foods JV LLC, the investment in which is reflected in the accompanying financial statements using the equity method of accounting. The investment in Cagle Foods JV LLC represents 9 percent of total assets as of March 29, 1997 and the equity in its net income represents 106 percent of income before income taxes for the year ended March 29, 1997. The statements of Cagle Foods JV LLC were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Cagle Foods JV LLC, is based on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Cagle's, Inc. and subsidiary as of March 29, 1997 and March 30, 1996 and the results of their operations and their cash flows for each of the three years in the period ended March 29, 1997 in conformity with generally accepted accounting principles.


/s/  Arthur Andersen L L P
Atlanta, Georgia
May 16, 1997

Consolidated Balance Sheets
-----------------------------------------------------------------------------
March 29, 1997 and March 30, 1996

(In Thousands, Except Par Values)                        1997       1996
                                                      ---------   ---------
ASSETS
CURRENT ASSETS:
   Cash...................................            $     94    $     326
   Trade accounts receivable, less
      allowance for doubtful accounts
      of $408 and $315 in 1997 and
      1996, respectively..................               18,001      18,631
   Inventories............................               33,466      32,908
   Insurance proceeds receivable(Note2)...                3,054       9,183
   Defferred income tax assets                              114           0
   Other current assets...................                2,075       2,481
                                                      ---------   ---------
         Total current assets.............               56,804      63,529
                                                      ---------   ---------
INVESTMENTS IN AND RECEIVABLES
FROM UNCONSOLIDATED AFFILIATES............               19,570      14,675
                                                      ---------   ---------
OTHER ASSETS..............................                  692       1,038
                                                      ---------   ---------
PROPERTY, PLANT, AND EQUIPMENT, at cost:
   Land...................................                2,050       2,037
   Buildings and improvements.............               48,486      47,146
   Machinery, furniture, and equipment....               45,394      41,315
   Vehicles...............................                4,067       3,996
   Construction in progress...............                  308          44
                                                      ---------   ---------
                                                        100.305      94,538
   Less accumulated depreciation..........              (37,974)    (31,093)
                                                      ---------   ---------
                                                         62,331      63,445
                                                      ---------   ---------
                                                      $ 139,397   $ 142,687
                                                      =========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Current maturities of long-term debt
     and capital lease obligations.........           $  3,325   $   1,570
   Accounts payable........................             12,460      13,489
   Accrued expenses........................              9,079       7,776
   Deferred income tax liabilities.........                  0         184
                                                      ---------   ---------
         Total current liabilities.........             24,864      23,019
                                                      ---------   ---------
LONG-TERM DEBT AND CAPITAL
  LEASE OBLIGATIONS........................             49,798      58,508
                                                      ---------   ---------
DEFERRED INCOME TAX LIABILITIES............             11,276       9,139
                                                      ---------   ---------
COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS' EQUITY:
   Preferred stock, $1 par value;
    1,000 shares authorized, none issued...                 -0-         -0-
   Common stock, $1 par value;
    9,000 shares authorized,
    and 5,006 shares outstanding
    in 1997 and 1996, .....................               5,006       5,006
   Additional paid-in capital..............               7,946       7,946
   Retained earnings.......................              40,507      39,069
                                                      ---------   ---------
                                                         53,459      52,021
                                                      ---------   ---------
                                                        $139,397   $142,687

The accompanying notes are an integral part of these consolidated balance sheets.
6

Consolidated Statements of Income
For the Years Ended March 29, 1997, March 30, 1996, and April 1, 1995,

(In Thousands, Except Per Share Data)             1997      1996      1995
                                                --------  --------  --------
NET SALES..................................     $353,567  $308,749  $349,770
                                                --------  --------  --------
COSTS AND EXPENSES:
   Cost of sales............................     336,073   291,378   315,882
   Selling and delivery.....................      10,923     9,512     8,918
   General and administrative...............       7,349     6,215     6,340
                                                --------  --------  --------
                                                 354,345   307,105   331,140
                                                --------  --------  --------
OPERATING (LOSS) INCOME.....................       (778)     1,644    18,630

OTHER (EXPENSE) INCOME:
   Interest.................................      (4,659)   (2,499)   (1,072)
   Other income, net........................       8,268    14,448     3,085
                                                --------  --------  --------
INCOME BEFORE INCOME TAXES ................        2,831    13,593    20,643
PROVISION FOR INCOME TAXES..................         792     4,893     6,881
                                                --------  --------  --------
NET INCOME..................................      $2,039    $8,700   $13,762
                                                ========  ========  ========
WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING..............................       5,006     5,018     5,152
                                                ========  ========  ========
PER COMMON SHARE:
  Net income................................       $0.41     $1.73     $2.67
                                                ========  ========  ========
  Dividends.................................       $0.12     $0.12    $0.105
                                                ========  ========  ========

The accompanying notes are an integral part of these consolidated statements.

Consolidated Statements of Stockholders' Equity
For the Years Ended March 29, 1997, March 30, 1996, and April 1, 1995

(In Thousands)
                                    Common Stock      Additional
                                  -----------------     Paid-In      Retained
                                  Shares     Amount     Capital      Earnings
                                  ------   --------     -------      --------
BALANCE, April 2, 1994...........  2,602      2,602     $13,919       $17,747

  Repurchase of common stock.....   (103)      (103)     (3,018)           --
  Net income.....................     --         --          --        13,762
  Two-for-one stock split........  2,535      2,535      (2,535)           --
  Cash dividends paid............     --         --          --          (538)
                                  ------   --------     -------      --------
BALANCE, April 1, 1995...........  5,034      5,034       8,366        30,971

  Repurchase of common stock.....    (28)       (28)       (420)           --
  Net income.....................     --         --          --         8,700
  Cash dividends paid............     --         --          --          (602)
                                  ------   --------     -------      --------
BALANCE, March 30, 1996..........  5,006      5,006       7,946        39,069

  Net income.....................     --         --          --         2,039
  Cash dividends paid............     --         --          --          (601)
                                  ------   --------     -------      --------
BALANCE, March 29, 1997..........  5,006      5,006      $7,946       $40,507
                                  ======   ========     =======      ========

The accompanying notes are an integral part of these consolidated statements.

Consolidated Statements of Cash Flows
For the Years Ended March 29, 1997, March 30, 1996, and April 1, 1995

(In Thousands)                                    1997      1996      1995
                                                -------   -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................     $ 2,039   $ 8,700   $13,762
  Adjustments to reconcile net income
    to net cash provided (used) by
    operating activities:
    Depreciation and amortization..........       7,761     5,289     4,495
    Gain on disposal of property,
     plant, and equipment..................           0      (107)      (18)
    Gain from insurance proceeds
       received for prorerty destroyed
        by fire (Note 2)...................           0    (8,902)        0
    Income and mangement fee from unconsolidated
      affiliates, net of distributions.....      (4,895)   (2,878)   (1,411)
    Changes in assets and liabilities:
      Accounts receivable, net.............         630    (3,618)   (1,621)
      Inventories..........................        (558)   (7,626)   (2,503)
      Insurance proceeds receivable........       6,129    (9,183)        0
      Other current assets.................         406      (943)     (392)
      Accounts payable.....................      (1,029)      (61)    3,978
      Accrued expenses.....................       1,303    (1,091)    1,564
      Deferred income tax liabilities......       1,839     4,145       159
                                                 -------  -------   -------
        Total adjustments..................      11,586   (24,975)    4,251
                                                 -------  -------   -------
        Net cash provided (used) by operating
         activities........................      13,625   (16,275)   18,013
                                                 -------  -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant,
   and equipment...........................      (6,776) (35,598)   (15,362)
  Additions to investments in
   unconsolidated affiliates...............           0     (100)    (3,000)
  (Increase) decrease in other assets......         346     (488)      (258)
  Proceeds from sale of property,
   plant, and equipment....................         129      122        106
  Insurance proceeds for property
   destroyed by fire, net of costs (Note2).           0    9,980          0
                                                 -------  -------   -------
        Net cash provided by (used) in
        investing activities...............      (6,301) (26,084)   (18,514)
                                                 -------  -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of
   long-term debt..........................       15,000   45,000     5,000
Payments of long-term debt and capital
    lease obligations......................      (21,955)  (1,727)   (1,253)
  Repurchase of common stock...............            0     (448)   (3,121)
  Cash dividends paid......................         (601)    (602)     (538)
                                                 -------  -------   -------
        Net cash provided by (used)
          financing activities.............       (7,556)  42,223        88
                                                 -------  -------   -------
NET DECREASE IN CASH.......................         (232)    (136)     (413)
CASH AT BEGINNING OF YEAR..................          326      462       875
                                                 -------  -------   -------
CASH AT END OF YEAR........................      $    94  $   326   $   462
                                                 =======  =======   =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid............................      $4,577   $ 2,290   $ 1,241
                                                 =======  =======   =======
  Income taxes (REFUNDED) paid.............     $(1,652)  $ 2,755   $ 6,603
                                                =======   =======   =======

The accompanying notes are an integral part of these consolidated statements.

Notes to Consolidated Financial Statements
March 29, 1997, March 30, 1996, and April 1, 1995

1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
______________________________________________________________________________
Principles of Consolidation

The consolidated financial statements include the accounts of Cagle's, Inc. and its wholly owned subsidiary (the "Company"). All significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated affiliates are accounted for under the equity method (Note 7).

Nature of Operations

The Company's operations, which are located in the Southeast, consist of breeding, hatching, and growing chickens; feedmills; processing; and further processing and marketing operations. The Company's products are primarily sold in the United States to supermarkets, food distributors, food processing companies, national fast-food chains, and institutional users.

Inventories

Live field inventories of broilers are stated at the lower of cost or market, and breeders are stated at cost, less accumulated amortization. Breeder costs are accumulated up to the production stage and amortized into broiler costs over the estimated production lives based on monthly egg production. Finished products; feed, eggs, and medication; and supplies are stated at the lower of cost (first-in, first-out method) or market.
Inventories at March 29, 1997 and March 30, 1996 consist of the following (in thousands):

                                            1997            1996
                                     -----------     -----------
   Finished products                     $12,188         $10,640
   Field inventory and breeders           16,294          17,630
   Feed, eggs, and medication              3,472           3,000
   Supplies                                1,512           1,638
                                     -----------     -----------
                                         $33,466         $32,908
                                     ===========     ===========

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the following lives:

        Buildings and improvements                3 to 30 years
        Machinery, furniture, and equipment       3 to 17 years
        Vehicles                                  3 to 8 years

Maintenance and repairs are charged to expense as incurred. Major additions and improvements of existing facilities are capitalized. For retirements or sales of property, the Company removes the original cost and the related accumulated depreciation from the accounts and the resulting gain or loss is reflected in other income.

Employee Insurance Claims

The Company is self-funded under a minimum premium arrangement for the majority of employee claims under its group health plan. Since May 1992, the union employees of the Company have been covered for health insurance under a union health plan. The Company is self-insured for the majority of its workers' compensation risks. The Company's insurance programs are administered by risk management specialists. Insurance coverage is obtained for catastrophic workers' compensation and group health exposures, as well as those risks required to be insured by certain state laws. The
Company's accrual for group health and workers' compensation liabilities of $3,143,000 and $2,300,000 as of March 29, 1997 and March 30, 1996,
respectively, is included in accrued expenses in the accompanying balance sheets.

Earnings Per Share

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ( "SFAS") No. 128, "Earnings Per Share," which specifies the computation, presentation, and disclosure requirements for earnings per share. The Company will be required to adopt SFAS No. 128 in the second quarter of 1998. All prior period earnings per share data will be restated to conform with the provisions of SFAS No. 128. Based on a preliminary evaluation of this standard's requirements, the Company does not expect per share amounts reported under SFAS No. 128 to be materially different from those calculated and presented under Accounting Principles Board Opinion No. 15.

Fiscal Year

The Company's fiscal year closing date is the Saturday nearest March 31. The fiscal year includes operations for a 52-week period in 1997, 1996, and 1995.

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

Fair Value of Financial Instruments

The book values of cash, trade accounts receivable, trade accounts payable, and other financial instruments approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on current rates offered to the Company for debt of similar terms and maturities. Under this method, the Company's fair value of long-term debt was not significantly different than the stated value at March 29, 1997 and March 30, 1996.

Accounting for the Impairment of Long-Lived Assets

In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company adopted SFAS No. 121 in fiscal 1997. The adoption of SFAS No. 121 did not have a material impact on the Company's financial statements.

Accounting for Stock-Based Compensation

The Company accounts for its stock-based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized for stock options, as all options were granted at an exercise price equal to or greater than the estimated fair value of the common stock at the date of grant, as determined by the Company's board of directors. Effective in fiscal year 1997, the Company adopted the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that companies which do not choose to account for stock-based compensation as prescribed by this statement shall disclose pro forma effects on earnings as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS No. 123.
The adoption of the disclosure option of SFAS No. 123 had no impact on the Company.

Reclassification

Certain prior year balances have been reclassified to conform with current year presentations.

2   PINE MOUNTAIN VALLEY FIRE
   --------------------------------------------------------------------------
 On June 24, 1995, the Company's plant in Pine Mountain Valley, Georgia, was destroyed by fire. The Company rebuilt the plant on the site, started processing on a limited scale in November 1995, and reached prefire capacity in January 1996. As of March 30, 1996, the Company had received $9,980,000, net of costs, from its insurance company in connection with assets destroyed by the fire. The excess of the net property proceeds over the book value of the property of $8,902,000 was recorded in other income.
The Company recently settled its insurance claims relating to business interruption costs and lost profits due to the fire. The Company recognized $2,538,000 and $10,928,000 relating to total proceeds expected to be received under this claim as a reduction in cost of sales in 1997 and 1996, respectively. Proceeds not yet received under this claim as of March 29, 1997 of $3,054,000 are included in insurance proceeds receivable in the accompanying balance sheet.
The Company recognized $904,000 in 1996 related to proceeds received in connection with inventory and spare parts destroyed by the fire as a reduction of cost of sales in the accompanying statement of income.

3  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS
   -----------------------------------------------------------------------
Long-term debt and capital lease obligations at March 29, 1997 and March 30, 1996 consist of the following (in thousands):

                                                            1997       1996
                                                       ---------  ---------
Term note payable to a syndicate of banks, variable
interest rate (6.94% at March 29, 1997), maturing
June 30, 2003; unsecured...........................      $25,000    $26,000
Revolving credit agreement with a syndicate of banks,
maturing on July 31, 1999, variable interest rates
(ranging from 6.8% to 8.5% at March 29, 1997);
unsecured..........................................       19,000     19,000
Term note payable to an insurance company, maturing
on July 1, 2002; secured by certain property, plant,
and equipment......................................        8,400      9,600
Industrial development revenue bonds payable to a
financial institution, variable interest rate (3.55%
at March 30, 1996); repaid November 1996...........            -      4,700
Capital lease obligations..........................          463        504
Other notes payable at varying interest rates and
maturities.........................................          260        274
                                                         -------   --------
                                                          53,123     60,078
Less current maturities............................       (3,325)    (1,570)
                                                         -------   --------
                                                         $49,798    $58,508
                                                         =======   ========

At March 30, 1996, the term note payable to a syndicate of banks provided for unsecured borrowings up to $40,000,000. In August 1996, the term note was refinanced and is currently payable in installments commencing June 30, 1997 and is payable in full by June 30, 2003.
At March 30, 1996, the revolving credit agreement provided for unsecured borrowings up to $20,000,000. In August 1996, the revolving credit agreement was refinanced and now provides for unsecured borrowings up to $35,000,000. Under this agreement, $5,000,000 of the $35,000,000 may be used for letters of credit.  As of March 29, 1997, a $250,000 letter of credit associated with the Company's insurance program (Note 1) was outstanding and
$15,750,000 was available under the revolving credit agreement.
The term note payable to an insurance company bears interest at a fixed rate of 8.6% through July 1, 1997, at which time the rate is subject to adjustment. Principal payments plus interest commenced July 1, 1993 and continue until the note matures on July 1, 2002. The Company has the option to prepay the note within 90 days after July 1, 1997, the interest rate adjustment date.
The Company's debt agreements contain certain restrictive covenants which require that the Company maintain (1) a current ratio of at least 1.5:1; (2) an interest coverage ratio of at least 2.5:1, as defined; (3) a ratio of total debt to capital, as defined, of not more than .60:1; (4) a minimum tangible net worth, as defined, subject to increase based on the Company's net earnings; and (5) capital expenditures not to exceed certain limits, as defined in the debt agreements. At March 29, 1997, the Company was in compliance with all covenants.
The Company has also leased property, plant, and equipment under a capital lease with an initial term of 120 months. The net book value of assets under the capital lease at March 29, 1997 and March 30, 1996 was $575,000 and $591,000, respectively.
Aggregate maturities of long-term debt and capital lease obligations during the years subsequent to March 29, 1997 are as follows (in thousands):
                                1998        $  3,325
                                1999           4,742
                                2000          23,054
                                2001           4,060
                                2002           3,377
                        Thereafter            14,565
                                             _______
                                             $53,123
                                             =======
12

4  INCOME TAXES
---------------------------------------------------------------------------
The Company records deferred income taxes using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts.
The Revenue Act of 1987 rescinded the cash-basis method of accounting for tax purposes, effective in fiscal 1989, previously used for the Company's farming operations. Approximately $2,845,000 of previously recorded income tax liabilities was indefinitely deferred. Under current tax law, such liabilities will continue to be deferred as long as the Company maintains compliance with certain revenue and ownership criteria.
Income tax provisions are reflected in the statements of income as follows
(in thousands):

                                           1997       1996      1995
                                         --------   -------   -------
        Current taxes.................   $(1,047)   $   748   $ 6,722
        Deferred taxes................     1,839      4,145       159
                                         --------   -------   -------
                                         $   792    $ 4,893   $ 6,881
                                         ========   =======   =======

A reconciliation between income taxes computed at the federal statutory rate and the Company's provision for income taxes is as follows
(in thousands):                                 1997       1996      1995
                                              -------    -------   -------
       Federal statutory rate..............       34%        35%       35%
                                              =======    =======   =======
Federal income taxes at statutory rate.....   $   962    $ 4,758   $ 7,225
State income taxes, net of federal benefit.       112        537       826
Jobs tax credits...........................      (282)      (402)   (1,170)
                                              -------    -------   -------
                                             $    792     $4,893    $6,881
                                              =======    =======   =======

Components of the net deferred income tax liability at March 29, 1997 and March 30, 1996 relate to the following (in thousands):
                                                 1997       1996
                                              --------  ---------
Deferred income tax liabilities:
Family farm cash-basis deferral.........     $  2,845    $  2,845
Inventories.............................        1,166       1,569
Property and depreciation...............        5,537       3,874
Income from joint ventures..............        2,350       1,516
Other...................................        2,121       1,582
                                              -------    --------
                                               14,019      11,386
                                              -------    --------
Deferred income tax assets:
Accrued expenses........................        1,489       1,097
Other...................................        1,368         966
                                              -------    --------
                                                2,857       2,063
                                              -------    --------
Net deferred income tax liability.......      $11,162    $  9,323
                                              =======    ========

5  STOCKHOLDERS' EQUITY
   -------------------------------------------------------------------------
In November 1994, the board of directors approved a two-for-one split of the Company's common stock in the form of a 100% stock dividend for shareholders of record as of January 3, 1995. Par value remains $1 per share. A total of 2,535,000 shares of common stock were issued in connection with the split. Beginning in 1990, the board of directors authorized the purchase of up to $2,500,000 of the Company's stock on the open market. In November 1994, the board increased the authorized amount to $7,500,000. As of March 29, 1997, 376,000 shares had been repurchased by the Company at a total cost of $5,851,000.

6 STOCK OPTION PLAN
  -------------------------------------------------------------------------
In May 1993, the board of directors approved an incentive stock option plan (the "Plan"). Under the provisions of the Plan, options to purchase a maximum of 125,000 shares may be granted through 2003. The administrator of the Plan, appointed by the board of directors, determines the grantee, vesting period, exercise date, and expiration dates for all options granted. In addition, the Plan provides for the issuance of options at prices not less than market value at the date of grant. During May 1993, the Company granted 31,250 options with an exercise price of $9.30 under the Plan. No options have been exercised.

7  INVESTMENTS IN AND RECEIVABLES FROM UNCONSOLIDATED AFFILIATES
   ------------------------------------------------------------------------
On March 26, 1993, the Company acquired a 50% equity interest in a joint venture formed with an unrelated party to own and operate the Company's processing facility at Camilla, Georgia.
The Company occasionally sells eggs and broilers to the joint venture and purchases processed products from the joint venture. In addition, the
Company performs certain management and administrative services for the joint venture. The Company receives a fee for its management services based on production volumes of the joint venture. Sales to, purchases from, accounts payable and receivable from, and service fees charged to the joint venture are based on terms consistent with those of unrelated parties and are summarized as follows (in thousands):
                                               1997     1996     1995
                                            --------  -------  -------
     Sales...........................       $  3,202  $ 4,095  $ 1,963
     Purchases.......................         15,251   18,557   20,898
     Accounts receivable.............             47       20       60
     Accounts payable................            689      138    1,563
     Administrative service fees.....            323      902      548

Additionally, the Company occasionally sells chicken by-products to and purchases feed products from another affiliate. Sales to and purchases from the affiliate were $3,233,000 and $1,053,000, respectively, during 1997.
The Company accounts for its investments in affiliates using the equity method. The Company's share of affiliates' earnings and management fees was $7,753,000 and $4,940,000 for the years ended March 29, 1997 and March 30, 1996, respectively, and is included in other income in the accompanying statements of income. At March 29, 1997, undistributed retained earnings from affiliates were approximately $10,558,000. The Company's share of Cagle Foods JV LLC earnings are based upon the audited results for the year ended December 28, 1996 adjusted for the unaudited results for interim periods.
Summarized combined balance sheet information for unconsolidated affiliates as of March 29, 1997 and March 30, 1996 is as follows
(in thousands) (unaudited):
                                                      1997     1996
                                                  --------    --------
     Current assets.....................          $ 39,905    $ 24,772
     Noncurrent assets..................            64,856      64,398
                                                  --------    --------
     Total assets.......................          $104,761    $ 89,170
                                                  ========    ========
     Current liabilities................          $ 15,084    $ 11,713
     Noncurrent liabilities.............            36,952      34,452
     Owners' equity.....................            52,725      43,005
                                                  ========    ========
     Total liabilities and owners' equity         $104,761    $ 89,170
                                                  ========    ========

Summarized combined statement of income information for unconsolidated affiliates for the years ended March 29, 1997 and March 30, 1996 is as follows (in thousands) (unaudited):
                                            1997      1996
                                         --------   --------
     Net sales.....................      $225,484   $128,184
     Gross profit..................        26,095     19,571
     Operating income..............        14,976     15,232
     Income before taxes...........        10,282     10,990

8  MAJOR CUSTOMER
   -----------------------------------------------------------------------
Sales to the Company's two largest customers represented 32%, 33%, and 45% of net sales during fiscal 1997, 1996, and 1995, respectively. Additionally, a major portion of the joint venture's sales (Note 7) are to the Company's largest customer. The Company has an agreement with this customer to supply chicken under a cost-plus arrangement, and approximately 24% of the Company's production is committed to the customer. Under the arrangement, production in excess of the customer's demands and by-products are sold to other customers.

9  BENEFIT PLANS
   ------------------------------------------------------------------------
Under a collective bargaining agreement, the Company contributes to a multiemployer pension plan for the benefit of certain of its employees who are union members. A separate actuarial valuation for this plan is not made for the Company. Accordingly, information with respect to accumulated plan benefits and net assets available for benefits is not available. Under the Employee Retirement Income Security Act of 1974, as amended in 1980, an employer upon withdrawal from a multiemployer plan is required, in certain cases, to continue funding its proportionate share of the plan+s unfunded vested benefits. The Company's contribution rate is a fixed-dollar amount per eligible employee. The Company made total contributions to the union plan of $256,000, $168,000, and $179,000 in 1997, 1996, and 1995,
respectively.
The Company has a 401(k) retirement plan for employees not covered by a collective bargaining agreement. Under the plan, the Company matches contributions up to 2% of participating employees+ salaries. Additional contributions may be made at the discretion of the Company's board of directors. The Company made matching contributions of $235,000, $295,000, and $232,000 in 1997, 1996, and 1995, respectively. No discretionary company contributions have been made to this plan.
The Company does not provide postretirement medical or other benefits to employees.

10  COMMITMENTS AND CONTINGENCIES
    ------------------------------------------------------------------------
The Company leases certain of its buildings, equipment, and vehicles under operating leases. The statements of income include rental expense relating to operating leases of $2,024,000 in 1997, $2,763,000 in 1996, and $3,045,000
in 1995.
At March 29, 1997, future minimum payments under operating leases were as follows (in thousands):
            1998..............$   987
            1999..............    286
            2000..............     37
                           ----------
            Total............. $1,310
                           ==========
The Company enters into contracts for the purchase of grain and other feed ingredients. These contracts specify the quantity to be purchased, and the cost is determined upon delivery using current market prices. The Company estimates its purchase commitments under these contracts to be approximately $31,487,000 at March 29, 1997, which approximates current market.
The Company is involved in various legal actions arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

11  QUARTERLY FINANCIAL DATA (UNAUDITED)
    -------------------------------------------------------------------------
Quarterly financial data is as follows (in thousands, except per share data):
                                     Net      Operating      Net     Earnings
                                    Sales   (Loss) Income  Income*   Per Share
Fiscal year 1997 quarter ended:
      June 29, 1996............... $83,814    $(3,276)     $(1,560)   $(0.31)
      September 28, 1996..........  92,021     (1,388)        (639)    (0.13)
      December 28, 1996...........  85,506        891        1,547      0.31
      March 29, 1997..............  92,226      2,995        2,691      0.54
Fiscal year 1996 quarter ended:
      July 1, 1995................  89,421      1,592        1,596      0.32
      September 30, 1995..........  77,243     (1,246)       2,912      0.58
      December 30, 1995...........  64,439       (360)       2,429      0.48
      March 30, 1996..............  77,646      1,658        1,763      0.35

*Net income for the quarters ended September 30, 1995, December 30, 1995, and March 30, 1996 includes pre-tax income of $4,587,000, $3,792,000 and $523,000, respectively, relating to the excess of net property insurance proceeds received over the book value of the Company's Pine Mountain Valley plant which was destroyed by fire (Note 2). Net income for the quarter ended March 29, 1997 includes operating and pretax income of $2,538,000 relating to recoveries under business interruption insurance.

Officers and Directors

Cagle's, Inc.

Officers
J. DOUGLAS CAGLE
Chairman and Chief Executive Officer
KENNETH R. BARKLEY
Senior Vice President Finance/Treasurer/CFO
JERRY D. GATTIS
President and Chief Operating Officer
JOHN J. BRUNO
Senior Vice President, Sales and Marketing
MARK M. HAM IV
Vice President Management Information Systems
GEORGE L. PITTS
Corporate Secretary
JAMES DAVID CAGLE
Vice President New Product Sales
GEORGE DOUGLAS CAGLE
Vice President New Product Development
JOHNNY BURKETT
Senior Vice President
Board of Directors
J. DOUGLAS CAGLE
Chairman
Cagle's, Inc.
KENNETH R. BARKLEY
Senior Vice President Finance/Treasurer/CFO
Cagle's, Inc.
GEORGE DOUGLAS CAGLE
Vice President New Product Development
Cagle's Inc.
JAMES DAVID CAGLE
Vice President New Product Sales
Cagle's, Inc.
JERRY D. GATTIS
President and Chief Operating Officer
Cagles, Inc.
CANDACE CHAPMAN
Principal
C2 Associates, Ltd.
MARK M. HAM IV
Vice President Management Information Systems
Cagle's, Inc.
JOHN J. BRUNO
Senior Vice President Sales and Marketing
Cagle's, Inc.
G. BLAND BYRNE
Partner
Byrne, Eldridge, Moore & Davis

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

Corporate Data

Annual Stockholders' Meeting

  The Annual Stockholders' Meeting will be conducted at the Corporate Headquarters, 2000 Hills Avenue, N.W., Atlanta, Georgia, at 11:00 A.M. on Friday, July 11, 1997.

----------------------------------------------------------------------

Form 10-K

The Form 10-K Annual Report for 1997, as filed by the Company with the Securities and Exchange Commission, is available to Cagle's, Inc. stockholders after June 30, 1997 on request and without charge.

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